EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CRYOLIFE, INC.,

CL CROWN, INC.,

HEMOSPHERE, INC.

AND

STOCKHOLDER REPRESENTATIVE

DATED AS OF MAY 14, 2012

NOTE: THIS AGREEMENT AND PLAN OF MERGER IS SUBJECT TO REVISION BY THE

COMPANY AT ANY TIME AND MUST BE KEPT CONFIDENTIAL IN ACCORDANCE WITH

THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN THE

RECIPIENT OF THIS AGREEMENT AND THE COMPANY.

ARTICLE I.	DEFINITIONS	1

1.1.	Defined Terms	1
1.2.	Additional Terms	9

ARTICLE II.	THE MERGER; ADDITIONAL ACTIONS	11

2.1.	The Merger	11
2.2.	Effective Time	11
2.3.	Closing	11
2.4.	Effects of the Merger	12
2.5.	Certificate of Incorporation, Bylaws and Officers and Directors of the Surviving Corporation	12
2.6.	Further Assurances	12

ARTICLE III.	EFFECT OF MERGER ON SHARES; EXCHANGE AND PAYMENT	12

3.1.	Effect on Capital Shares	12
3.2.	Appointment of Paying Agent	15
3.3.	Payment of Funds at the Closing; Escrow; Transaction Expenses and Indebtedness	15
3.4.	Exchange of Certificates; Payment Procedures	16
3.5.	Stockholder Representative	18
3.6.	Purchase Price Adjustment	20
3.7.	Earnout Consideration	23

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	26

4.1.	Organization and Power; and Investments	26
4.2.	Authorization	26
4.3.	Capitalization	27
4.4.	No Violation	27
4.5.	Financial Statements and Financial Data	28
4.6.	Absence of Certain Developments	29
4.7.	Title to Properties	30
4.8.	FIRPTA	30
4.9.	Inventory	30
4.10.	Title to Assets; Condition and Sufficiency of Assets	30
4.11.	Contracts and Commitments	31
4.12.	Patents and Other Intangible Rights	32
4.13.	Permits	34
4.14.	Litigation; Proceedings	34
4.15.	Compliance with Laws	34
4.16.	Environmental Matters	34
4.17.	Labor Matters	34
4.18.	Employee Benefit Plans	35
4.19.	Absence of Undisclosed Liabilities	36
4.20.	Tax Matters	36
4.21.	Insurance	38
4.22.	Related Party Transactions	39
4.23.	Books and Records	39
4.24.	Product Regulatory Review	39
4.25.	Products and Materials	41
4.26.	Internal Controls	42
4.27.	Commercial Relationships	42

i

4.28.	No Brokers	42
4.29.	Indebtedness	42
4.30.	Anti-Bribery Laws	43
4.31.	No Other Representations and Warranties	43

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB	44

5.1.	Organization and Power	44
5.2.	Authorization	44
5.3.	Board Approval	44
5.4.	No Violation	44
5.5.	Litigation	44
5.6.	No Brokers	45
5.7.	No Business Activities of Merger Sub	45
5.8.	Financing	45
5.9.	Acknowledgement of Parent	45

ARTICLE VI.	COVENANTS	45

6.1.	Commercially Reasonable Efforts	45
6.2.	Conduct of Company Business	46
6.3.	Access	47
6.4.	No Solicitation or Negotiation	47
6.5.	Employee Benefit Plans	47
6.6.	Termination of 401(k) Plans	48
6.7.	Stockholder Approval	49

ARTICLE VII.	ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING	49

7.1.	Indemnification	49
7.2.	Expenses	54
7.3.	Transfer Taxes; Recording Charges	54
7.4.	Directors’ and Officers’ Indemnification and Insurance	54

ARTICLE VIII.	CONDITIONS TO CLOSING	55

8.1.	Condition to the Obligations of the Company, the Parent and Merger Sub	55
8.2.	Additional Conditions to the Obligations of the Company	56
8.3.	Additional Conditions to the Obligations of the Parent and Merger Sub	56

ARTICLE IX.	TERMINATION	58

9.1.	Termination	58
9.2.	Effect of Termination	58

ARTICLE X.	MISCELLANEOUS	59

10.1.	Amendment and Waiver	59
10.2.	Notices	59
10.3.	Assignment	60
10.4.	Severability	60
10.5.	No Strict Construction	60
10.6.	Captions	60
10.7.	No Third-Party Beneficiaries	60
10.8.	Complete Agreement	61
10.9.	Counterparts	61
10.10.	Confidentiality	61

ii

10.11.	Interpretation	61
10.12.	Specific Performance	61
10.13.	Governing Law and Jurisdiction	61
10.14.	Waiver of Jury Trial	62
10.15.	Waiver of Conflict Regarding Representation; Non-Assertion of Attorney Client Privilege	62

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 14, 2012 by and among Cryolife, Inc. a Florida corporation (the “Parent”), CL Crown, Inc., a Delaware corporation (“Merger Sub”), Hemosphere, Inc., a Delaware corporation (the “Company”), and Mitchell Dann, solely in his capacity as the Company Stockholders’ representative (the “Stockholder Representative”).

WHEREAS, Merger Sub is a wholly-owned subsidiary of the Parent and was formed to merge with and into the Company (the “Merger”) so that, as a result of the Merger, the Company will survive and become a wholly-owned subsidiary of the Parent;

WHEREAS, the respective boards of directors of the Parent, Merger Sub and the Company have (a) determined that this Agreement and the consummation of the Merger in accordance with the Laws of the State of Delaware and subject to the terms and conditions of this Agreement are advisable, (b) each duly approved and adopted this Agreement and the proposed Merger, and (c) in the case of the Company, resolved to recommend that the Company Stockholders vote to approve and adopt this Agreement and the Merger upon the terms and subject to the conditions contained herein;

  WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company holding approximately 35% of the voting power of the Company’s outstanding capital stock have entered into Tender and Voting Agreements with Parent substantially in the form attached hereto as Exhibit A; and

WHEREAS, the Parent, Merger Sub, the Company and the Stockholder Representative desire to make certain representations and warranties, covenants and agreements in connection with the Merger and also to set forth the terms and conditions of the Merger, all as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1.        Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

(a)        “Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the ownership of fifty percent (50%) or more of the aggregate voting power of such Person’s equity securities.

(b)        “Business Day” shall mean a day other than a Saturday, Sunday or any other day on which the New York Stock Exchange is not open for trading.

(c)        “Carve-Out Incentive Plan” shall mean the Company’s Carve-Out Incentive Plan, dated May 14, 2012.

(d)        “Clamshell Connector” shall mean the medical device known as the 6.0 Universal Connector that is intended to connect outflow catheters to a range of commercially available grafts.

(e)        “Closing Carve-Out Amount” shall mean $350,000.

(f)        “Closing Cash” shall mean, as of the close of business on the day immediately preceding the Closing Date, the amount of cash and cash equivalents and all checks and funds received by the Company or their banks (e.g., checks deposited or funds paid to “lock-box” or holding accounts) prior to the close of business on the day immediately preceding the Closing Date, regardless of whether cleared, determined in accordance with Section 3.6. Any amounts deemed received and included in Closing Cash shall be set-off against the applicable receivable in determining Closing Net Working Capital Amount.

(g)        “Closing Indebtedness” shall mean the outstanding Indebtedness of the Company as of the close of business on the day immediately preceding the Closing Date.

(h)        “Closing Net Working Capital Amount” shall mean (i) the aggregate dollar amount of all current assets of the Company (but excluding Closing Cash and deferred income tax assets), less (ii) the aggregate dollar amount of all current Liabilities of the Company (excluding deferred income taxes payable, Liabilities or obligations related to any of the Company Capital Stock or Company Options, contingent Liabilities, Closing Indebtedness and Company Transaction Expenses), in each case as of the close of business on the day immediately preceding the Closing Date determined in accordance with Section 3.6

(i)         “Closing Stockholder Vote” means ninety-five percent (95%) of the issued and outstanding Company Capital Stock, including holders constituting the Required Stockholder Vote.

(j)         “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(k)        “Company Business” shall mean the conduct of the business of the Company as presently conducted and the development and commercialization of the Company Products.

(l)         “Company Capital Stock” shall mean shares of Company Common Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series Z Preferred Stock.

(m)       “Company Common Stock” shall mean shares of common stock, par value $.01 per share, of the Company.

(n)        “Company Option Holders” shall mean holders of any Outstanding Company Options. Once the Company has cancelled the Company Options in the manner provided in Section 3.1(d), the term “Company Option Holders” shall thereafter refer to those persons who were Company Option Holders immediately prior to the Effective Time and who, by virtue of the actions taken in accordance with Section 3.1(d), thereafter have a right to receive cash as provided in Section 3.1(d).

(o)        “Company Products” means the Company’s Hemodialysis Reliable Outflow (“HeRO”) Graft, including its component parts and accessories and the Clamshell Connector.

(p)        “Company Stockholders” shall mean holders of any Outstanding Shares.

(q)        “Company Transaction Expenses” shall mean the unpaid amount of any out-of-pocket fees, costs and expenses of counsel, accountants, investment bankers, experts and consultants to the Company incurred by the Company in connection with the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby for which the Company is liable as of the Effective Time, including any such fees, costs and expenses that are contingent upon the consummation of the Merger; provided, however, that the foregoing shall not include any fees, expenses or disbursements incurred by Parent or its Affiliates, including the fees and expenses of Parent’s attorneys, accountants and other advisors, and shall not include one-half of the fees, costs and expenses of the Escrow Agent and the Paying Agent, which shall be borne by the Parent.

(r)         “Conflict Minerals” shall mean columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which originate in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo.

(s)         “DGCL” shall mean the Delaware General Corporation Law, as amended.

(t)         “Disclosure Schedules” shall mean the disclosure schedules attached hereto being delivered by the Company on the date hereof which is divided into sections and subsections that correspond to the sections and subsections of Article IV. Any item, information or facts set forth in any section or subsection of the Disclosure Schedules (by cross-reference or otherwise) will be deemed to disclose an exception to or qualify the related representation and warranty or any other representation or warranty in which such information is cross-referenced in the Disclosure Schedule, except that the information set forth in Sections 4.5(e), 4.14(b) and 4.24(b) of the Disclosure Schedule have been provided for disclosure purposes only and shall not be treated as an exception to or a qualification of the related representation or warranty of the Company. The disclosure of any matter or item in the Disclosure Schedule will not be deemed to constitute an acknowledgement that any such matter or item is material or is required to be disclosed. Capitalized terms used in the Disclosure Schedules and not otherwise defined herein have the meanings ascribed to them in this Agreement. The Disclosure Schedules and the information therein are confidential.

(u)        “Earnout Carve-Out Amount” shall mean 15% of the amount of any Earnout Payments earned pursuant to Section 3.7, if any.

(v)        “Earnout Qualified Products” means (A) the Company Products, as well as improved, modified or updated embodiments of the Company Products and (B) any next generation products or devices and any future products, in each case, that are covered by, or have an associated method covered by, a valid claim of an issued patent included within, or issuing from a patent application now pending or a patent application later filed but claiming priority to an application now pending included within, the Company Intellectual Property as of the Effective Time. “Earnout Qualified Products” do not include any products acquired after the Effective Time by Parent or the Surviving Corporation from third parties that are not Affiliates of

Parent or the Surviving Corporation. For the purposes of this definition, a valid claim shall mean a claim in any issued patent that has not expired or been held invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time period allowed for appeal, or which has not been admitted to be invalid through reissue, reexamination or disclaimer.

(w)        “Earnout Sales” shall mean, for each calendar month, the aggregate amount of revenue invoiced by the Surviving Corporation and each of its Affiliates from the sale of all Earnout Qualified Products (excluding transactions between the Surviving Corporation and its Affiliates) less all of the following: (i) any refunds, credits or allowances actually given or credited by the Surviving Subsidiary to any third party due to rejections, defects or returns of any Earnout Qualified Products; (ii) any discounts or rebates actually given or credited by the Surviving Subsidiary to third parties, provided that the extent of such discounts or rebates are consistent with discounts or rebates given on other products of the Surviving Corporation and each of its Affiliates; (iii) any value added, sales, use, occupation or excise taxes, duties or other governmental charges imposed on the production, importation, exportation, use or sale of any Earnout Qualified Products the obligation of payment of which is the Surviving Subsidiary; and (iv) any freight, postage, transportation, restocking, or insurance revenues billed by the Surviving Subsidiary with respect to the sale of any Earnout Qualified Products. In the case of a Bundled Sale, the Earnout Sales to be attributed as having been received by the Parent hereunder will be calculated by determining the relevant proportion that the standard list price of the Earnout Qualified Product bears to the standard list price of the Non-Eligible Products in such Bundled Sale. For purposes of this Agreement, “Bundled Sale” shall mean the sale or reimbursement of one or more of the Earnout Qualified Products together with one or more Non-Eligible Products, where the prices of the separate products are not separately stated, and “Non-Eligible Product” shall mean a product or service sold by the Surviving Corporation or its Affiliates other than the Earnout Qualified Products. For purposes of calculating Earnout Sales, any currency translations will be consistent with how the Parent reports its quarterly revenue in its filings with the Securities and Exchange Commission.

(x)         “Environmental Laws” shall mean all applicable international, federal, state and local statutes, Laws, regulations, ordinances, orders, common law, and similar provisions having the force or effect of Law, concerning public health, or pollution or protection of the environment, including the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act 33 U.S.C. §1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. §6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. §9601 et seq. or which govern; (i) the existence, cleanup, removal and/or remediation of contamination or threat of contamination on or about the Leased Real Property; (ii) the emission or discharge of Hazardous Materials or (iii) the use, generation, transport, treatment, storage, disposal, removal, recycling, handling or recovery of Hazardous Materials, including building materials, provided that “Environmental Laws” shall not include Laws governing worker health and safety or conditions inside structures or buildings.

(y)         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(z)         “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

(aa)        “Governmental Authority” shall mean any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, federal, state, local, or foreign.

(bb)       “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

(cc)        “Healthcare Laws” mean any Laws relating to the provision, administration, and/or payment for healthcare or healthcare-related products or services, including, but not limited to, the following: (i) rules and regulations governing the operation and administration of Medicare, Medicaid or other federal and state health care programs; (ii) 42 U.S.C. § 1320a-7b(b), commonly referred to as the “Federal Anti-Kickback Statute” and the regulations promulgated pursuant thereto; (iii) 42 U.S.C. § 1395nn, commonly referred to as the “Federal Stark Law” and the regulations promulgated pursuant thereto; (iv) 31 U.S.C. §§ 3729 et seq., commonly referred to as the “False Claims Act”; (v) 31 U.S.C. §§ 3801 et seq., commonly referred to as the “Program Fraud Civil Penalties Act”; (vi) 21 U.S.C. §§ 801 et seq., commonly referred to as the “Controlled Substance Act and the Comprehensive Methamphetamine Control Act of 1996”; (vii) the rules and regulations of the U.S. Food and Drug Administration; (viii) the rules and regulations of the U.S. Drug Enforcement Administration; and (ix) the rules and regulations of the state boards of medicine, state boards of pharmacy, state boards of wholesaling, state departments of health and state controlled substance agencies, in each case, as such Laws, rules and regulations may be amended from time to time.

(dd)       “Indebtedness” shall mean (i) all obligations for borrowed money (specifically excluding trade or accounts payables and other ordinary course accrued expenses), (ii) any reimbursement obligations in respect of letters of credit, surety bonds or obligations in respect of bankers acceptances, whether or not matured, and (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all off-balance sheet financings of the Company including, without limitation, synthetic leases and project financing, (v) any payment obligations of the Company with respect to interest rate swaps, collars, caps and similar hedging obligations, (vi) any present, future or contingent obligations of the Company existing as of the date hereof under (A) any phantom stock or equity appreciation rights, plan or agreement or (B) any consulting, deferred pay-out or earn-out arrangements in connection with the purchase by the Company of any business or entity, (vii) any bonuses accrued or earned as of the Effective Time payable by the Company, other than reserved for in the Closing Net Working Capital Amount, (viii) direct or indirect guarantee by the Company of any Indebtedness of any other Person, (ix) all Liabilities of the Company secured by any Liens, other than Permitted Liens and (x) any interest, principal, prepayment penalty, fees or expenses, to the extent due or owing in respect of those items listed in clauses (i) through (ix) above. Indebtedness shall not include the Closing Carve-Out Amount or the Earnout Carve-Out Amount.

(ee)        “Information Laws” means all Laws concerning the privacy and/or security of personal information, including, but not limited to, the following: (i) the Health Insurance Portability and Accountability Act of 1996, as amended by the American Recovery and Reinvestment Act (ARRA), and the regulations promulgated pursuant thereto, including the Privacy Standards (45 C.F.R. Parts 160 and 164, Subparts A, D, and E), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162) and the Security Standards (45 C.F.R. Parts

160 and 164, Subparts A and C) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996; (ii) any other statutory or regulatory requirements arising from the Health Information Technology for Economic and Clinical Health Act (the HITECH Act) or any other provision of ARRA; (iii) state security breach and data breach notification Laws; (iv) state social security number protection and other state privacy Laws; (v) the FTC Act, (vi) the Gramm-Leach-Bliley Act, (viii) the Fair Credit Reporting Act, (viii) the Fair and Accurate Credit Transaction Act and (ix) state consumer protection Laws, in each case, as such Laws, rules, and regulations may be amended from time to time.

(ff)        “Intellectual Property” means any and all intellectual property rights under the Laws of any jurisdiction, whether registered or unregistered, whether owned or held for use under license, and including without limitation all rights and interests pertaining to or deriving from: (i) patents, patent applications, patent disclosures (whether or not patented) inventions and statutory invention registrations (in each case including all reissuances, revisions, continuations, divisionals, continuations-in-part, reexaminations, extensions and counterparts claiming priority therefrom); (ii) computer programs, software and firmware, including without limitation data files, source code, object code and software-related specifications and documentation (collectively “Software”); (iii) works of authorship, including all copyrights, copyrightable works, moral rights, mask work rights, database rights and design rights and registrations and applications therefor; (iv) confidential and proprietary information, including trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), business, technical and know-how information, and, to the extent confidential or proprietary, ideas, research and development, compositions, methods, schematics, technology, designs, drawings, charts, diagrams, pricing and cost information, business and marketing plans and proposals, specifications, processes, rights in databases and data collections and inventions (whether patentable or unpatentable and whether or not reduced to practice), non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”); (v) trademarks, trade names, service marks, certification marks, service names, corporate names, brands, trade dress and logos and the goodwill associated therewith, and designs and identifiers of same, and all applications, registrations, reissues, extensions, variations, derivations, combinations and renewals thereof; (vi) rights in Internet websites and Internet domain names and world wide web addresses; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction; and (vii) all rights now known or hereafter recognized in respect of the foregoing.

(gg)      “Knowledge,” “to the Knowledge of” or words of like import shall mean, with respect to the Company, the knowledge, after reasonable inquiry, of the officers of the Company listed in Schedule 1.1(gg)(1) to the Agreement, and, with respect to the Parent, the knowledge, after reasonable inquiry, of the officers of the Parent listed in Schedule 1.1(gg)(2) to the Agreement, in each case without such individual being obligated to conduct any special inquiry or investigation; provided, however, that “Knowledge,” “to the Knowledge of Company” or words of like import with respect to the Company in Section 4.12 (Patents and Other Intangible Rights) shall mean the actual knowledge of the officers of the Company listed in Schedule 1.1(gg)(1) to the Agreement.

(hh)      “Laws” shall mean all constitutions, laws, statutes, ordinances, rules, rulings, regulations, orders, charges, directives, determinations, executive orders, writs, judgments, injunctions, decrees, restrictions or similar pronouncements of any Governmental Authority.

(ii)        “Liabilities” shall mean liabilities, costs, debts, claims, demands, expenses, commitments, Losses and obligations, whether known or unknown, contingent or absolute, of every kind and description.

(jj)        “Liens” shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind.

(kk)      “Machinery and Equipment” shall mean machinery, equipment, furniture and fixtures (including all dies, jigs, and tooling), owned, used or held for use or planned to be used or held for use in connection with the design, development, manufacture, operation, sale or use of any of the Company Products.

(ll)        “Manufacturing Documentation” shall mean any and all patterns, plans, designs, research data, formulae, technical information, blueprints, technical designs, specifications, manufacturing processes, vendor and raw material and component lists and specifications, quality testing procedures, process validations, environmental control documentation, operating manuals, blueprints, sketches, drawings, manuals, data, records, procedures, research and development records, compositions, improvements, proposals, technical and computer data, and related documentation, process descriptions and other technical data (including chemical formulations, design specifications, standard operating procedures and manufacturing protocols) used in or useful for the development, manufacture or quality assurance testing of Company Products (including any portions of such procedures that may be or have been outsourced to others) and in each case that are material to the ongoing operation of the Company Business. The term “Manufacturing Documentation” shall include all manufacturing documentation used or held for use by the Company in the manufacture of the Company Products on or before the date of this Agreement that are material to the ongoing operation of the Company Business. The term “Manufacturing Documentation” shall refer to the Manufacturing Documentation as revised and updated through and including the Closing Date.

(mm)    “Material Adverse Effect” with respect to the Company, shall mean any result, occurrence, fact, change, event or effect that is or could reasonably be expected to be materially adverse to the business, prospects, assets, condition (financial or otherwise), results of operations or properties of the Company; provided to the extent any effect results from (i) changes in the United States or foreign economies in general, (ii) changes in the Company’s industries in general and not specifically relating to the Company, (iii) any actual or proposed change to a Law or Order after Closing except for judgments or awards or decrees that relate specifically to the Company, (iv) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) effects of an act or acts of war or terrorism, such effect shall not be taken into account in determining whether there has been a Material Adverse Effect.

(nn)     “Merger Fund” shall mean all amounts held by the Paying Agent from time to time for payment to Company Stockholders and Company Option Holders as provided herein.

(oo)     “Modified GAAP Method” shall mean and refer to a computation made in accordance with GAAP and, to the extent consistent with GAAP, in a manner consistent with, and using the same accounting methods, historical policies, practices, principles and procedures with consistent classifications, judgments and estimation methodologies as were used in the preparation of the Audited Financial Statements but which excludes any increase to inventory balances to capitalize additional inventoriable cost.

(pp)        “Outstanding Company Options” means all Company Options issued and outstanding immediately prior to their cancellation pursuant to Section 3.1(d), regardless of whether or not vested.

(qq)        “Outstanding Shares” shall mean all shares of Company Capital Stock outstanding immediately prior to the Effective Time.

(rr)          “Permits” shall mean all licenses, permits, certificates, approvals, consents and other authorizations that the Company owns, holds or possesses.

(ss)         “Permitted Liens” shall mean (a) mechanics’, materialmens’, landlord’s, workmens’, repairmens’, contractors’ or other similar Liens arising or incurred in the ordinary course of business and not in connection with borrowed money, (b) easements, rights-of-way, covenants, conditions, restrictions and other similar charges and encumbrances of record not interfering materially with the ordinary conduct of the business of the Company or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (c) Liens for Taxes not yet due and payable, (d) purchase money Liens or Liens securing rental payments under capital lease arrangements and (e) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

(tt)          “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

(uu)        “Product Specifications” shall mean the written description of each of the Company Products, including a description of its design, raw materials and components and technical and performance specifications, together with all related plans, drawings and standard operating procedures. The “Product Specifications” shall include all patterns, plans, designs, research data, operating manuals, drawings, manuals, data, records, procedures and research and development records, design history files, compositions, drawings, specifications, improvements, proposals, technical and computer data, and related documentation in each case that are owned by the Company and used or held for use in the Business or in connection with any Company Product. The term “Product Specifications” shall refer to the Product Specifications as revised and updated through the Closing Date.

(vv)        “Release” has the definition set forth in Section 101(22) of CERCLA (42 U.S.C. §9601(22)).

(ww)      “Series A-1 Preferred Stock” means shares of Series A-1 Convertible Preferred Stock of the Company, par value $.01 per share.

(xx)         “Series A-2 Preferred Stock” means shares of Series A-2 Convertible Preferred Stock of the Company, par value $.01 per share.

(yy)         “Series Z Preferred Stock” means shares of Series Z Non-Convertible Preferred Stock of the Company, par value $.01 per share.

(zz)         “Stock Option Plan” means the Company’s 2003 Stock Option Plan, as amended.

(aaa)       “Targeted Net Working Capital Amount” means Seven Hundred Forty One Thousand Six Hundred Fifty and 00/100 Dollars ($741,650.00).

(bbb)        “Tax” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges imposed by any United States federal, state, local or non-U.S. Taxing Authority, including, but not limited to, any income, payroll, excise, stamp, franchise, withholding, social security, real property, sales, use, transfer, value added, or other similar taxes, including any interest or penalty attributable thereto. For purposes of Sections 4.20(j), 7.1(a)(i)(A) and 7.1(a)(i)(D) only, “Tax” shall not include sales or use taxes owed to any state Taxing Authority resulting from the sale of any Company Products.

(ccc)         “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ddd)        “Taxing Authority” means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf of, or as a part of, any foreign or domestic government (or any political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of, or any other activity relating to, any Tax.

1.2.      Additional Terms.        The following additional terms are defined elsewhere in this Agreement, as indicated below:

Defined Terms	Page Number

401(k) Plan	51
Accounts Receivable	32
Acquisition Proposal	50
Actions	37
Activities to Date	44
Aggregate Common Per Share Amount	17
Aggregate Consideration Amount	16
Aggregate Liquidation Preference	17
Agreement	4
Annual Financial Statements	31
Anti-Bribery Laws	46
Appraisal Share	18
Audited Balance Sheet	31
Bundled Sale	7
CERCLA	7
Certificate of Merger	15
Certificates	20
Claim Certificate	55
Closing	15
Closing Balance Sheet	24
Closing Date	15
Closing Date Schedule	24
Company	4
Company Benefit Plans	38
Company Board	18
Company Certificate	17
Company Indemnifying Party	53
Company Indemnitee	53

Company Indemnitees	53
Company Indemnity Survival Date	54
Company Intellectual Property	35
Company Option	31
Company Options	31
Company Pre-Closing Certificate	23
Company Preferred Stock	17
Company Representatives	50
Confidentiality Agreement	64
Current Representation	65
D&O Indemnified Persons	57
D&O Policy	58
Designated Accounting Firm	25
Designated Person	65
Dispute Notice	24
Effective Time	15
ERISA Affiliate	38
Escrow Agent	19
Escrow Agreement	19
Escrow Amount	19
Escrow Fund	19
Escrow Release Date	19
Estimated Aggregate Consideration Amount	24
Estimated Closing Cash	23
Estimated Closing Indebtedness	23
Estimated Company Transaction Expenses	23
Estimated Net Working Capital Amount	23
Expert Calculations	28
FDA	42
FDCA	42
Financial Statements	31
Fraud Claim	54
Fully Diluted Shares	17
Fundamental Representations	54
HIPAA	44
Indemnified Party	55
Indemnifying Party	55
Intentional Breach	54
Interim Financial Statements	31
IRS	38
Joint Direction	56
Leased Real Property	33
Letter of Transmittal	20
Licensed Intellectual Property	35
Liquidation Preference Payment	16
Loss	53
Losses	53
Lost Share Affidavit	20
Merger	4
Merger Sub	4
Merger Sub Shares	16

Non-Eligible Product	7
Order	59
Parent	4
Parent Benefit Plans	51
Parent Cap	54
Parent Indemnification Deductible	54
Parent Indemnitee	53
Parent Indemnitees	53
Parent Indemnity Survival Date	54
Paying Agent	18
Post-Closing Representation	65
Real Property	33
Related Party	42
Required Stockholder Vote	30
Reserve Account	19
Reserve Amount	19
Review Period	25
Soliciting Materials	52
Stockholder Notice	52
Stockholder Representative	4
Surviving Corporation	15
Surviving Corporation Common Shares	16
Termination Date	61
Total Common Consideration	17
Unaudited Balance Sheet	31

ARTICLE II.

THE MERGER; ADDITIONAL ACTIONS

2.1.        The Merger.  At the Effective Time, upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, all of the respective outstanding shares of capital stock of the Company and Merger Sub, and all options to acquire shares of capital stock of the Company, shall be converted or cancelled in the manner provided in Article III.

2.2.        Effective Time.  On the Closing Date, the parties hereto shall (a) file, or cause to be filed, a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (b) make, or cause to be made, all other filings or recordings required under the DGCL. The Merger shall become effective at 6:00 p.m. Eastern Standard Time on the Closing Date pursuant to the Certificate of Merger duly filed with the Delaware Secretary of State (the date and time the Merger becomes effective being the “Effective Time”).

2.3.        Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Oppenheimer Wolff & Donnelly LLP, Plaza VII, 45 Seventh Street South, Suite 3300, Minneapolis, Minnesota 55402 at 10:00 a.m., local time, on a date specified by the parties which will be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction and waiver of such conditions) or at such other place or such other time or on such other date as is mutually agreeable to the parties following satisfaction or waiver, as applicable, of the last to occur of the conditions set forth in Article VIII hereof. The date of the Closing is referred to herein as the “Closing Date.”

2.4.        Effects of the Merger.  At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, interests, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

2.5.        Certificate of Incorporation, Bylaws and Officers and Directors of the Surviving Corporation.

(a)        The certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

(b)        The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

(c)        The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.6.        Further Assurances.  At and after the Effective Time, each party hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other party hereto may reasonably request to effect or consummate the transactions contemplated hereby. The Company shall execute and deliver any further documents and take such further actions as reasonably requested to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III.

EFFECT OF MERGER ON SHARES; EXCHANGE AND PAYMENT

3.1.        Effect on Capital Shares.  At the Effective Time, by virtue of the Merger and without any further action on the part of the Parent, Merger Sub, the Company or the holders of the following securities:

(a)        Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub (“Merger Sub Shares”) shall be converted into and become one fully paid and nonassessable common share, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Shares”). Each certificate representing Merger Sub Shares shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Shares.

(b)        Cancellation of Treasury Shares of the Company. All shares of capital stock of the Company that are owned by the Company as treasury shares automatically shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)        Conversion of Company Capital Stock.

(i)         Definitions.

(A)        The “Aggregate Consideration Amount” shall be the cash amount that is equal to (A) Seventeen Million and 00/100 Dollars ($17,000,000.00), plus (B) the total amount of Closing Cash, plus (C) if the Closing Net Working Capital Amount exceeds the Targeted Net Working Capital Amount by an amount greater than Twenty-Five Thousand Dollars ($25,000), the amount, if any, by which the Closing Net Working Capital Amount exceeds the Targeted Net Working Capital Amount, minus (D) if the Targeted Net Working Capital Amount exceeds the Closing Net Working Capital Amount by an amount greater than Twenty-Five Thousand Dollars ($25,000), the amount, if any, by which the Targeted Net Working Capital Amount exceeds the Closing Net Working Capital Amount, minus (E) the total amount of Closing Indebtedness, minus (F) the total amount of Company Transaction Expenses, minus (G) the Closing Carve-Out Amount, plus (H) the total amount of any Earnout Payments earned pursuant to Section 3.7, in the case of (B) – (F) as adjusted pursuant to Section 3.6.

(B)        “Liquidation Preference Payment” of a share of Company Capital Stock shall mean the liquidation preference that, under the terms set forth in Section V of the Company’s Amended and Restated Certificate of Incorporation (the “Company Certificate”), are payable in respect of the applicable Company Capital Stock.

(C)        “Aggregate Liquidation Preference” means the aggregate Liquidation Preference Payments payable to all shares of Company Capital Stock outstanding at the Effective Time.

(D)        The “Aggregate Common Per Share Amount” shall be the cash amount that is equal to the quotient of (i) (A) the Aggregate Consideration Amount; plus (B) the aggregate exercise prices of all Outstanding Company Options in respect of which consideration is to be paid pursuant to Section 3.1(d), less (C) the Aggregate Liquidation Preference (the amount calculated pursuant to (A)-(C), the “Total Common Consideration”) divided by (ii) the number of Fully Diluted Shares.

(E)        “Fully Diluted Shares” shall mean the sum of (i) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, (ii) the aggregate number of shares of Company Common Stock in respect of which shares of Company Preferred Stock are entitled to participate on an as-converted basis in amounts distributable to holders of Company Common Stock, and (iii) the aggregate number of shares of Company Common Stock that would have been issuable upon the exercise of Outstanding Company Options had they not been cancelled as provided in Section 3.1(d) in exchange for rights to receive consideration as provided in Section 3.1(d).

  (ii)        Each share of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series Z Preferred Stock (the “Company Preferred Stock”) that is issued and outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock to be cancelled pursuant to Section 3.1(b) and any Appraisal Shares) shall be cancelled and extinguished and be converted into the right to receive (A) the Liquidation Preference Payment applicable to such share in cash, without interest, if such share of Company Preferred Stock is entitled to be paid a Liquidation Preference Payment in connection with the Merger, and (B) if such share of Company Preferred Stock is entitled to participate on an as-converted basis in amounts distributable to holders of Company Common Stock, then, for each share of Company Common Stock in respect of which it is entitled to participate, the Aggregate Common Per Share Amount, subject to the provisions with respect to the escrow at Closing of the Escrow Amount, the contribution at Closing of the Reserve Amount, the distribution of any such remaining amounts out of the Escrow Funds and the Reserve Account as set forth in Section 3.3(b) and Section 3.3(c), respectively, and the distribution of any Earnout Payments in accordance with Section 3.7.

  (iii)        Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.1(b) and any Appraisal Shares) shall be cancelled and extinguished and be converted into the right to receive (A) the Liquidation Preference Payment applicable to such share in cash, without interest, if such share of Company Common Stock is entitled to be paid a Liquidation Preference Payment in connection with the Merger, and (B) the Aggregate Common Per Share Amount, subject to the provisions with respect to the escrow at Closing of the Escrow Amount, the contribution at Closing of the Reserve Amount, the distribution of any such remaining amounts out of the Escrow Funds and the Reserve Account as set forth in Section 3.3(b) and Section 3.3(c), respectively, and the distribution of any Earnout Payments in accordance with Section 3.7.

  (iv)        The parties acknowledge that Sections V.A., B. and C. of Article IV of the Company Certificate provide for the allocation of the consideration payable in connection with a “Liquidation Event,” as such term is defined in the Company Certificate.

(d)        Cancellation of the Company Options. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the board of directors of the Company (the “Company Board”) (or, if appropriate, any committee administering the Stock Option Plan) shall adopt appropriate resolutions and take all other actions as may be required to provide that each Outstanding Company Option will by virtue of the Merger, and without any action on the part of the holder thereof, be terminated and cancelled as of the Effective Time and converted into, and represent only, the right to receive from the Aggregate Consideration Amount an amount in cash equal to (A) the number of shares of Company Common Stock previously subject to such cancelled Outstanding Company Option, multiplied by (B) the excess, if any, of the amounts payable with respect to a share of Company Common Stock in Section 3.1(c)(iii) over the exercise price per share thereof (such payment to be net of applicable withholding taxes), subject to the provisions with respect to the escrow at Closing of the Escrow Amount, the contribution at Closing of the Reserve Amount, the distribution of any such remaining amounts out of the Escrow Amount and the Reserve Account as set forth in Section 3.3(b) and Section 3.3(c), respectively, and the distribution of any Earnout Payments in accordance with Section 3.7. Any Outstanding Company Option with an exercise price greater than the per share amount payable with respect to a share of Company Common Stock hereunder shall be cancelled and no consideration shall be paid therefor.

(e)        Appraisal Shares. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Capital Stock held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with all of the relevant provisions of Section 262 of the DGCL (each share an “Appraisal Share”), shall not be converted into or represent a right to receive payments under Section 3.1(c). Holders of Appraisal Shares shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any holder of Appraisal Shares who, after the Effective Time, withdraws the demand for appraisal or loses the right of appraisal shall be deemed to be entitled, as of the Effective Time, to receive the amounts payable with respect to such Appraisal Shares under Section 3.1(c), as applicable, subject to the terms of this Article III.

3.2.        Appointment of Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the consideration to be paid to the Company Stockholders and Company Option Holders (the “Paying Agent”) pursuant to a paying agent agreement reasonably satisfactory to the Company.

3.3.        Payment of Funds at the Closing; Escrow; Transaction Expenses and Indebtedness.

(a)        On the Closing Date, Parent shall deposit with the Paying Agent a cash amount equal to the Estimated Aggregate Consideration Amount less the Escrow Amount less the Reserve Amount less the Earnout Payments plus the Carve-Out Amount.

(b)        At the Closing, Parent shall deposit with Wells Fargo Bank, National Association (the “Escrow Agent”), a portion of the Total Common Consideration equal to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) in cash (the “Escrow Amount”), which shall be held in trust in a separate account pursuant to the terms of an escrow agreement in substantially the form of Exhibit B (the “Escrow Agreement”). The Escrow Amount shall be used to provide the exclusive source of funding to the Parent Indemnitees for any Losses for which such Parent Indemnitees are entitled to be indemnified pursuant to Section 7.1 and for certain amounts after the Reserve Account has been exhausted as provided in Section 3.3(c) hereof. In accordance with the terms set forth in the Escrow Agreement, the Escrow Amount, as increased from time to time by interest accruing thereon and as reduced from time to time by any indemnifiable Losses under Section 7.1 paid out of the escrow account (the “Escrow Fund”), shall be held by the Escrow Agent until the first anniversary of the Closing Date (the “Escrow Release Date”), at which time the Escrow Agent shall distribute the Escrow Fund, less a reserve equal to the amount of any pending or disputed Losses for which Parent Indemnitees claim in good faith to be entitled to be indemnified pursuant to Section 7.1, to the Paying Agent. Thereafter, Parent shall cause the Paying Agent to promptly after such Escrow Release Date distribute to the Company Stockholders (other than holders of Appraisal Shares) and the Company Option Holders (or to the Company’s payroll provider who will in turn pay the applicable amount, less all required withholdings, to the appropriate Company Option Holder) that are entitled to receive the Aggregate Common Per Share Amount under Section 3.1(c) or Section 3.1(d), respectively, their respective share of any remaining amounts distributed under this Section 3.3(b). Amounts reserved for pending or disputed Losses shall be applied to such Losses or remitted to the Paying Agent for distribution to such Company Stockholders (other than holders of Appraisal Shares) and Company Option Holders as and when such pending or disputed Losses have been resolved pursuant to the Escrow Agreement, as applicable.

(c) At the Closing, Parent shall pay to the Stockholder Representative out of the Total Common Consideration and for the benefit of the Company Stockholders and Company Option Holders, to such account as shall be specified in writing by the Stockholder Representative, the amount of Five Hundred Thousand Dollars ($500,000) in cash (the “Reserve Amount”), which amount shall be held in a separate account established by the Stockholder Representative (the “Reserve Account”). The Stockholder Representative shall first, use the funds in the Reserve Account and second, to the extent the Reserve Account has been exhausted, remaining Escrow Funds to satisfy to the extent there are sufficient funds therefor (i) all Liabilities of the Stockholder Representative incurred by the Stockholder Representative in its capacity as such or on behalf of the Company Stockholders and Company Option Holders (including reasonable fees and expenses of attorneys, accountants and other advisors and any fees and expenses of the Designated Accounting Firm that are payable by the Company Stockholders and Company Option Holders as set forth in Section 3.6(c)(iv)) in connection with the performance of his duties under this Agreement and the other agreements entered into in connection herewith, and (ii) any payments to be made pursuant to Section 3.6(e). The funds in the Reserve Account shall be held by the Stockholder Representative until all amounts in the Escrow Account have been distributed pursuant to the terms of the Escrow Agreement and after satisfaction of all Stockholder Representative Liabilities incurred prior to such date, except that after distribution of all funds that may due and payable from the Reserve Account to Parent under Section 3.6(e), the Stockholder Representative may, in his discretion, distribute any amounts or portions of amounts in excess of Two Hundred Fifty Thousand Dollars ($250,000) by distribution of amounts in excess thereof to the Paying Agent pursuant to the following sentence. Any distribution of the Reserve Account pursuant to the previous sentence shall be made to the Paying Agent who shall promptly distribute to the Company Stockholders (other than holders of Appraisal Shares) and the Company Option Holders that are entitled to receive the Aggregate Common Per Share Amount under Section 3.1(c) or Section 3.1(d), respectively, their respective share of any remaining amounts distributed under this Section 3.3(c).

(d)        At the Effective Time, the Parent will pay the amount of the Estimated Company Transaction Expenses payable to each payee thereof by wire transfer of immediately available funds to such payee’s account as specified in instructions delivered to Parent by the Company prior to the Closing.

3.4.        Exchange of Certificates; Payment Procedures.

(a)        Payment Procedures. Prior to the Effective Time, the Company shall instruct the Paying Agent to mail to each Company Stockholder and each Company Option Holder entitled to receive any amounts under Section 3.1(c) or 3.1(d), respectively, (i) a letter of transmittal in a form approved by the Company (the “Letter of Transmittal”), which will include, as applicable (A) an acknowledgement of the Company Option Holder of the cancellation of all Company Options held by such Company Option Holder in exchange for the right to receive the consideration payable under Section 3.1(d), if any, and (B) a provision confirming the appointment of the Stockholder Representative pursuant to Section 3.5, (ii) instructions for effecting the surrender of the certificates evidencing Outstanding Shares (the “Certificates”) and/or receiving payment for Outstanding Company Options and (iii) a form of Lost Share Affidavit. Upon surrender of a Certificate (other than Certificates representing Outstanding Shares to be cancelled pursuant to Section 3.1(b) and any Appraisal Shares) or the submission of a Lost Share Affidavit to the Paying Agent, together with such Letter of Transmittal, duly executed and completed in accordance with its terms, as soon as reasonably practicable, the Paying Agent shall pay to the former holder of such Certificate in exchange therefor a check representing the amounts under Section 3.1(c), as applicable, that become payable with respect to the applicable Outstanding Shares, and the Certificate so surrendered shall be cancelled. In no event shall the holder of any Certificate be entitled to receive interest on any monies to be received in the Merger. Until surrendered as contemplated by this Section 3.4(a), each Certificate shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the amounts under Section 3.1(c), as applicable, that become payable with respect to the applicable Outstanding Shares. Upon delivery by a Company Option Holder of a Letter of Transmittal duly executed and completed in accordance with its terms, as soon as reasonably practicable the Paying Agent will pay to each Company Option Holder the amounts under Section 3.1(d) that become payable with respect to the applicable Outstanding Company Option; provided, however, that Parent may instruct the Paying Agent to pay the amounts payable to holders of Outstanding Company Options to the Company’s payroll provider who will in turn pay the amount to the applicable Company Option Holder through a special payroll run and effect all applicable withholdings.

(b)        Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (the “Lost Share Affidavit”), the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate (other than Certificates representing Outstanding Shares to be cancelled pursuant to Section 3.1(b) and any Appraisal Shares) the amounts under Section 3.1(c), as applicable, that become payable with respect to the applicable Outstanding Shares formerly represented thereby.

(c)        Termination of Merger Fund. Any portion of the Merger Fund that remains undistributed to Company Stockholders and Company Option Holders on the earlier of (i) two (2) years following the date such funds were deposited in the Merger Fund and (ii) September 1, 2016 shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation. Thereafter, a holder of an unsurrendered Certificate (other than Certificates representing Outstanding Shares to be cancelled pursuant to Section 3.1(b) and any Appraisal Shares) may surrender the same to Parent and upon such surrender (subject to applicable abandoned property, escheat or similar Laws) shall receive the applicable portion of the merger consideration then payable with respect thereto pursuant to the terms of this Agreement (less any amounts required to be withheld pursuant to applicable Laws), and each unpaid Company Option Holder that is entitled to receive the consideration under Section 3.1(d) may look to Parent for payment.

(d)        No Further Ownership Rights in Company Capital Stock. From and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Capital Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and the Paying Agent or the Parent, as the case may be, shall then pay the amounts under Section 3.1(c), as applicable, that become payable with respect to the applicable Outstanding Shares represented by such Certificates as provided in this Section 3.4.

(e)        Withholding Rights. Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Stockholder or any Company Option Holder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and treasury regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder or the Company Option Holder in respect of which such deduction and withholding was made by Parent or the Paying Agent, and such amounts shall be delivered by Parent or the Paying Agent to the applicable Taxing Authority.

3.5.      Stockholder Representative.

 (a)      In connection with and by virtue of the approval of this Agreement by the Company Stockholders, the action of the Company Board to provide the consideration to the Company Option Holders set forth in Section 3.1(d) in consideration of the cancellation of the Outstanding Company Options pursuant to the terms of the Stock Option Plan, and the Letter of Transmittal, immediately prior to the Effective Time, each Company Stockholder and each Company Option Holder hereby irrevocably constitutes and appoints the Stockholder Representative as the true and lawful agent and attorney-in-fact of such Company Stockholder or Company Option Holder with full powers of substitution to act in the name, place and stead of such Company Stockholder or Company Option Holder with respect to the performance on behalf of such Company Stockholder or Company Option Holder under the terms and provisions of this Agreement and the Escrow Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Company Stockholder or Company Option Holder, as the Stockholder Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement and the Escrow Agreement, including:

(i)        execute and deliver this Agreement and the Escrow Agreement (and any amendments thereto),

(ii)       to do or refrain from doing any act or deed in respect of the exchange procedures contemplated by Section 3.4 or related thereto,

(iii)      give and receive notices and communications and receive service of process on behalf of each of the Company Stockholders and Company Option Holders relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such persons individually),

(iv)      act on behalf of the Company Stockholders and Company Option Holders with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of such Company Stockholder or Company Option Holder any indemnification claim made by or against such Company Stockholder or Company Option Holder involving this Agreement,

(v)       act for such Company Stockholders and Company Option Holders with respect to all post-Closing matters,

(vi)      initiate, defend, resolve, settle or compromise any legal proceeding to enforce the rights of Company Stockholders and Company Option Holders arising out of or relating to this Agreement;

(vii)     authorize deliveries to Parent of cash from the Escrow Amount in satisfaction of claims asserted by Parent (on behalf of itself or any other Parent Indemnitee, including by not objecting to claims thereto),

(viii)    object to any claims by Parent to the Escrow Amount,

(ix)      terminate, amend, or waive any provision of this Agreement or the Escrow Agreement; provided, however, that any such action, if material to the rights and obligations of such Company Stockholder or Company Option Holder in the reasonable judgment of the Stockholder Representative, shall be taken in the same manner with respect to all Company Stockholders or Company Option Holders, unless otherwise agreed by each such Company Stockholder or Company Option Holder who is subject to any disparate treatment of a potentially adverse nature,

(x)       employ and obtain the advice of legal counsel, accountants and other professional advisors as the Stockholder Representative, in its sole discretion deems necessary or advisable in the performance of its duties as the Stockholder Representative and to rely on their advice and counsel,

(xi)      to establish the Reserve Account and to use the funds in the Reserve Account as contemplated by Section 3.3(c),

(xii)     incur expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated by this Agreement, including the Merger, and any other fees and expenses allocable or in any way relating to the transactions contemplated by this Agreement and the Escrow Agreement, including the Merger, or any indemnification claim, whether incurred prior or subsequent to Closing, and

(xiii)    to do or refrain from doing any further act or deed on behalf of such Company Stockholders and Company Option Holders that the Stockholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as any of such Company Stockholders or Company Option Holders could do if personally present and acting.

(b)      No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for its services.

(c)      The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Stockholder Representative as the acts of Company Stockholders and Company Option Holders hereunder appointing the Stockholder Representative in all matters referred to in this Agreement. Each of the Company Stockholders and Company Option Holders appointing the Stockholder Representative hereby ratifies and confirms all that the Stockholder Representative shall do or cause to be done by virtue of such Stockholder Representative’s appointment as Stockholder Representative of such Company Stockholder or Company Option Holder. The Stockholder Representative shall act for the Company Stockholders and Company Option Holders appointing the Stockholder Representative on all of the matters set forth in this Agreement in the manner the Stockholder Representative believes to be in the best interest of such Company Stockholders and Company Option Holders, but the Stockholder Representative shall not be responsible to any such Company Stockholders or Company Option Holders for any loss or damage any such Company Stockholders or Company Option Holders may suffer by reason of the performance by the Stockholder Representative of such Stockholder Representative’s duties under this Agreement, other than loss or damage arising from willful misconduct in the performance of such Stockholder Representative’s duties under this Agreement.

 (d)        Each of the Company Stockholders and Company Option Holders appointing the Stockholder Representative hereunder hereby expressly acknowledges and agrees that the Stockholder Representative is authorized to act on behalf of such Company Stockholder or Company Option Holder notwithstanding any dispute or disagreement among such Company Stockholders or Company Option Holders, and that any Person shall be entitled to rely on any and all action taken by the Stockholder Representative under this Agreement without liability to, or obligation to inquire of, any of such Company Stockholders or Company Option Holders. If the Stockholder Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Stockholder Representative shall be the Person that the majority of voting power of the Company Capital Stock, held by the Company Stockholders at the Closing, appoint. The Company Stockholders and Company Option Holders appointing the Stockholder Representative do hereby severally (pro rata in accordance with their aggregate share of the distributions of the merger consideration hereunder) agree to indemnify and hold the Stockholder Representative harmless from and against any and all Liabilities (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of such Stockholder Representative’s duties under this Agreement except for any such Liability arising out of the gross negligence or willful misconduct of the Stockholder Representative.

3.6.        Purchase Price Adjustment.

 (a)        The Company shall deliver to the Parent, at least three (3) Business Days prior to the Closing Date, a certificate of the Company (the “Company Pre-Closing Certificate”) certifying in reasonable detail the Company’s good faith estimates of the Closing Net Working Capital Amount (the “Estimated Net Working Capital Amount”), the Closing Cash (the “Estimated Closing Cash”), Closing Indebtedness (the “Estimated Closing Indebtedness”), and Company Transaction Expenses (the “Estimated Company Transaction Expenses”), along with the supporting detail therefor, such estimates to be prepared in accordance with this Agreement using the Modified GAAP Method. The amount that is equal to the calculation of clauses (A)-(F) of the Aggregate Consideration Amount set forth in Section 3.1(c)(i)(A) shall be estimated at Closing based on the Estimated Net Working Capital Amount, the Estimated Closing Cash, the Estimated Closing Indebtedness and the Estimated Company Transaction Expenses and such estimate shall be the “Estimated Aggregate Consideration Amount” and subject to adjustment as set forth in this Section 3.6.

 (b)        As soon as reasonably practicable, but no later than July 31, 2012, Parent shall, at its expense, (i) cause to be prepared an unaudited balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date, but which shall not reflect the transactions occurring at the Closing or any purchase accounting or similar adjustments resulting from the consummation of the transactions contemplated herein (the “Closing Balance Sheet”), together with a statement (the “Closing Date Schedule”) setting forth in reasonable detail the Parent’s calculation of the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, and Company Transaction Expenses and (ii) deliver to the Stockholder Representative the Closing Balance Sheet and the Closing Date Schedule, together with a certificate of the Parent confirming that the Closing Balance Sheet and the Closing Date Schedule were properly prepared in good faith and in accordance with this Section 3.6(b). The accounts included in the Closing Balance Sheet and the Closing Date Schedule, including the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and Company Transaction Expenses, shall be prepared in accordance with this Agreement using the Modified GAAP Method. Valuations and estimates for the Closing Balance Sheet shall not reflect or take into account developments between the day immediately preceding the Closing Date and the date of preparation or completion of the Closing Balance Sheet except for those developments that provide additional evidence with respect to conditions that existed as of the close of business on the day immediately preceding the Closing Date. Solely in connection with the preparation of the Closing Balance Sheet and Closing Date Schedule, Parent agrees that it shall not, and shall cause the Surviving Corporation not to, take any actions with respect to the accounting books and records of the Surviving Corporation on which the Closing Balance Sheet or Closing Date Schedule are to be based that are not consistent with the Modified GAAP Method.

(c)        Review; Disputes.

  (i)        From and after the Effective Time, the Parent and the Surviving Corporation shall provide the Stockholder Representative and any accountants or advisors retained by the Stockholder Representative with full access to the books and records and personnel of the Surviving Corporation for the purposes of: (A) enabling the Stockholder Representative and its accountants and advisors to calculate, and to review the Parent’s calculation of, the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and Company Transaction Expenses; and (B) identifying any dispute related to the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and Company Transaction Expenses in the Closing Date Schedule. The reasonable fees and expenses of any such accountants and advisors retained by the Representative shall be reimbursable expenses pursuant to Section 3.3(c) of this Agreement.

  (ii)        If the Stockholder Representative disputes the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness or Company Transaction Expenses set forth in the Closing Date Schedule, then the Stockholder Representative shall deliver a written notice (a “Dispute Notice”) to the Parent at any time during the forty-five (45) day period commencing upon receipt by the Stockholder Representative of the Closing Balance Sheet, the Closing Date Schedule and the related certificate of the Parent, all as prepared by the Parent in accordance with the requirements of Section 3.6(b) (subject to extension for any period of inadequate access to the underlying records) (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

  (iii)        If the Stockholder Representative does not deliver a Dispute Notice to the Parent prior to the expiration of the Review Period, the Parent’s calculation of Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses set forth in the Closing Date Schedule shall be deemed final and binding on the Parent and Surviving Corporation, the Stockholder Representative and each Stockholder for all purposes of this Agreement.

  (iv)        If the Stockholder Representative delivers a Dispute Notice to the Parent prior to the expiration of the Review Period, then the Stockholder Representative and the Parent shall use commercially reasonable efforts to reach agreement on the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses that are in dispute. If the Stockholder Representative and the Parent are unable to reach agreement on the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses that are in dispute within twenty (20) days after the end of the Review Period, either party shall have the right to refer such dispute to McGladrey, LLC (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such twentieth (20th) day, and neither party shall allow the Designated Accounting Firm to perform audit or accounting work for it to any material degree (other than as the Designated Accounting

Firm under this Agreement) from the date of submission of any dispute to the Designated Accounting Firm through the date of final resolution of such claim. In connection with the resolution of any such dispute by the Designated Accounting Firm: (1) each of the Stockholder Representative and the Surviving Corporation shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide its views as to any disputed issues with respect to the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses; (2) each of the Stockholder Representative and the Parent shall promptly provide, or cause to be provided, to the Designated Accounting Firm all information and make available as are reasonably necessary to permit the Designated Accounting Firm to resolve such disputes; (3) the Designated Accounting Firm shall determine the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses in accordance with the terms of this Agreement within thirty (30) days after such referral, and upon reaching such determination shall deliver a copy of its calculations to the Stockholder Representative and the Parent; and (4) the determination made by the Designated Accounting Firm of the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses that are in dispute shall be conclusive, binding upon the parties, nonappealable, and not be subject to further review, and shall be considered a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act. In calculating the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and Company Transaction Expenses, the Designated Accounting Firm (A) shall be limited to addressing only those particular disputed items referred to in the Dispute Notice; and (B) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by the Parent or Stockholder Representative, as the case may be, and no lower than the lower amount calculated by the Parent or the Stockholder Representative, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses reflected therein and the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and/or Company Transaction Expenses set forth in the Closing Date Schedule. The fees and expenses of the Designated Accounting Firm shall be allocated between the Parent, on the one hand, and the Company Stockholders and Company Option Holders, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. If the Company Stockholders and Company Option Holders shall be required to pay any such fees or expenses, such fees or expenses shall be first paid out of the Reserve Account and then out of the Escrow Fund.

(d)        If (1) the amount that is equal to the calculation of clauses (A)-(F) of the Aggregate Consideration Amount calculated as set forth in Section 3.1(c)(i)(A) using the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and Company Transaction Expenses as finally determined in accordance with this Section 3.6 is greater than (2) the Estimated Aggregate Consideration Amount calculated as set forth in Section 3.6(a) using the Estimated Net Working Capital Amount, Estimated Closing Cash, Estimated Closing Indebtedness and Estimated Company Transaction Expenses as estimated in accordance with Section 3.6(a), by an amount greater than Twenty-Five Thousand and 00/100 Dollars ($25,000.00), then the Parent shall, no later than five (5) Business Days after such determination, cause to be paid to the Paying Agent by delivery of immediately available funds an amount equal to such excess amount. The Paying Agent shall distribute to the Company Stockholders (other than holders of Appraisal Shares) and the Company Option Holders that are entitled to receive the Aggregate Common Per Share Amount under Section 3.1(c) or Section 3.1(d), respectively, their respective share of any remaining amounts distributed under this Section 3.6(d).

(e)        If (1) the amount that is equal to the calculation of clauses (A)-(F) of the Aggregate Consideration Amount calculated as set forth in Section 3.1(c)(i)(A) using the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness and Company Transaction Expenses as finally determined in accordance with this Section 3.6 is less than (2) the Estimated Aggregate Consideration Amount calculated as set forth in Section 3.6(a) using the Estimated Net Working Capital Amount, Estimated Closing Cash, Estimated Closing Indebtedness and Estimated Company Transaction Expenses as estimated in accordance with Section 3.6(a), by an amount greater than Twenty-Five Thousand and 00/100 Dollars ($25,000.00), then the Stockholder Representative shall, no later than five (5) Business Days after such determination, cause to be paid to Parent out of the Reserve Account an amount equal to such deficiency. If the Reserve Account holds insufficient funds to satisfy the deficiency calculated pursuant to this Section 3.6, then the Stockholder Representative shall distribute the entire amount of the Reserve Account to the Parent and the Stockholder Representative and Parent shall deliver joint written instructions to the Escrow Agent directing payment from the Escrow Fund to Parent of an amount of the deficiency in excess of the Reserve Account within five (5) Business Days after such determination of the amount payable under this Section 3.6(e).

(f)        Any payments made pursuant to Section 3.6 shall constitute an adjustment of the Aggregate Consideration Amount for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by law.

3.7.       Earnout Consideration.

(a)        Parent shall pay or cause to be paid to the Paying Agent (in accordance with Section 3.7(b)), on behalf of all Company Stockholders and Company Option Holders, the following amounts (each, an “Earnout Payment” and together, the “Earnout Payments”):

  (i)        Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) in the event and after such time as the aggregate Earnout Sales first exceeds Ten Million and 00/100 Dollars ($10,000,000.00) for any twelve (12) consecutive calendar month period that commences after the Closing Date and ends on or before December 31, 2015; and

  (ii)        (A) Two Million and 00/100 Dollars ($2,000,000.00) in the event, but only in the event, aggregate Earnout Sales first meets or exceeds Fifteen Million and 00/100 Dollars ($15,000,000) for any twelve (12) consecutive calendar month period that commences after the Closing Date and ends on or before December 31, 2015, or (B) if Earnout Sales do not meet or exceed Fifteen Million and 00/100 Dollars ($15,000,000) for any twelve (12) consecutive calendar month period that commences after the Closing Date and ends on or before December 31, 2015, an amount equal to eighty percent (80%) of an amount equal to (x) the highest Earnout Sales for any twelve (12) consecutive calendar month period that commences after the Closing Date and ends on or before December 31, 2015, minus (y) Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000); provided, however, that if the highest aggregate Earnout Sales under Clause (B)(2)(x) shall be less than Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000) no payment shall be payable under this Section 3.7(a)(ii).

  (iii)        In no event shall more than Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) be payable pursuant to Section 3.7(a)(i) or more than Two Million and 00/100 Dollars ($2,000,000.00) be payable pursuant to Section 3.7(a)(ii).

(b)        Payment of Earnout Consideration. Subject to set-off pursuant to Section 7.1(e), payment of any Earnout Payment coming due under (i) Section 3.7(a)(i) shall be paid within sixty (60) days after the end of the consecutive twelve (12) month period in which the payment is earned and (ii) Section 3.7(a)(ii)(B) shall be paid by March 1, 2016, or if Earnout Sales meet or exceed the requirements of Section 3.7(a)(ii)(A) prior to the month ending December 31, 2015, within sixty (60) days after the end of the month in which such requirement has been met or exceeded. Payments shall be by wire transfer of immediately available funds to the Paying Agent and accompanied with a certificate, executed by the Surviving Corporation, setting forth in reasonable detail the payment computation. The Paying Agent shall distribute to the Company Stockholders (other than holders of Appraisal Shares), and the Company Option Holders that are entitled to receive the Aggregate Common Per Share Amount under Section 3.1(c) or Section 3.1(d), respectively, their respective share of any amounts distributed under this Section 3.7 and to any participant under the Carve-Out Incentive Plan their portion of the Earn-Out Carve-Out Amount pursuant to the Carve-Out Incentive Plan. None, of Parent, Merger Sub or the Surviving Corporation shall have any Liability to any participant under the Carve-Out Incentive Plan, other than paying any amounts payable to the Paying Agent as provided herein.

(c)        Review; Objection to Earnout Consideration. From and after the Effective Time, upon reasonable prior written notice to the Parent and the Surviving Corporation, the Surviving Corporation shall permit the Stockholder Representative and any accountants or advisors retained by the Stockholder Representative (which execute a confidentiality agreement with the Surviving Corporation) (a) reasonable access to its books and records (including Tax records) and all other documents or agreements relevant to the calculation of Earnout Sales and any Earnout Payment under this Section 3.7 during normal business hours. The Stockholder Representative hereby agrees that it is not authorized to and will not (and will not permit any of its consultants or representatives to) contact any then current employees of the Surviving Corporation. If the Stockholder Representative does not challenge the calculation of any Earnout Payment amount made by Parent under Section 3.7(b) or the failure to make any Earnout Payment in writing within sixty (60) days after the later of (i) the date such Earnout Payment was required to be paid pursuant to Section 3.7(b) or (ii) the date such Earnout Payment, if any, was actually paid, then such Earnout Payment amount shall be deemed to be final and correct. If the Stockholder Representative delivers a written objection notice to the Surviving Corporation prior to the expiration of the applicable period set forth above with respect to any Earnout Payment or nonpayment, then the Stockholder Representative and the Parent shall use commercially reasonable efforts to reach agreement on the Earnout Payment that is in dispute. If the Stockholder Representative and the Parent are unable to reach agreement on the Earnout Payment calculation that is in dispute, either party shall have the right to refer the dispute to the Designated Accounting Firm to review and audit the accounting records and work papers relevant to the calculation of Earnout Sales and the Earnout Payment in dispute. In connection with the resolution of any such dispute by the Designated Accounting Firm: (A) each of the Stockholder Representative and the Parent shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide its views as to any disputed issues with respect to the calculation of the Earnout Sales and the Earnout Payment; (B) each of the Stockholder Representative and the Parent shall promptly provide, or cause to be provided, to the Designated Accounting Firm all information and make available as are reasonably necessary to permit the Designated Accounting Firm to resolve such disputes; (C) the Designated Accounting Firm shall determine the Earnout

Sales based on its review and audit and calculate the Earnout Payment in accordance with Section 3.7(a) of this Agreement within sixty (60) days after such referral, and upon reaching such determination shall deliver the results of its audit and a copy of its calculations (the “Expert Calculations“) to the Stockholder Representative and the Parent; and (D) the determination made by the Designated Accounting Firm of the Earnout Sales and the calculation of the Earnout Payment that is in dispute shall be conclusive, binding upon the parties, nonappealable, and not be subject to further review, and shall be considered a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act. The fees and expenses of the Designated Accounting Firm shall be allocated between the Parent, on the one hand, and the Company Stockholders and Company Option Holders, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. If it is finally determined that Parent owes any amount to the Company Stockholders and Company Option Holders under this Section 3.7(c), then Parent shall pay such amount to the Paying Agent who shall promptly distribute such amount to the Company Stockholders and Company Option Holders that are entitled to receive the Aggregate Common Per Share Amount under Section 3.1(c) or Section 3.1(d), respectively, their respective share of such amount. If it is finally determined that the Company Stockholders or Company Option Holders owe any amounts to Parent or the Surviving Corporation under this Section 3.7(c) (including any reimbursement for overpayment of any Earnout Payment), then Parent shall have the right, at its option, to be paid or reimbursed for such amounts from the Reserve Account, the Escrow Account or by offset against any future Earnout Payment.

(d)        Earnout Consideration as Merger Consideration. The Earnout Payments provided for pursuant to this Section 3.7 are provided as a result of bona fide difficulties in determining the value of the Company. The Earnout Payments under this Section 3.7 represent additional consideration for the shares of Company Capital Stock and are not intended to be royalty payments.

(e)        Conduct of Business After the Closing. During the period commencing on the Closing Date and ending on December 31, 2015, Parent will use commercially reasonable efforts to promote, market and sell currently manufactured Company Products and the HeRO Graft Connector Component and the Clamshell Connector, and will not undertake any action the primary purpose of which is to materially negatively impact the Company Stockholders or the Company Option Holder’s right or ability to receive Earnout Payments hereunder. Without limiting, but in furtherance of the foregoing, Parent covenants and agrees that it will not (i) enter into any sales agreements with respect to the Earnout Qualified Product with any Affiliates of Parent whose revenues are not consolidated with Parent’s revenues; or (ii) enter into any sales agreements with respect to the Earnout Qualified Product on pricing and other terms that have not been negotiated at “arms length.”

(f)        Subsequent Change of Control. Notwithstanding any other provision of this Agreement, if, prior to December 31, 2015, (i) the Parent or any Affiliate of Parent (A) ceases to be (either directly, or indirectly through one or more wholly owned subsidiaries) the owner of the controlling interest in the outstanding capital stock of or other equity interests in the Surviving Corporation or substantially all of the Company’s assets or Company Intellectual Property that exist as of the Effective Time or (B) exclusively licenses substantially all of the Company Intellectual Property related to the Earnout Qualified Products to any third party that is not an Affiliate of Parent (“Change of Control”), and (ii) such acquiring Person or licensee does not expressly assume the obligations of Parent under this Section 3.7 in writing, then, the definition of Earnout Sales shall be deemed to include sales by such acquiring Person or licensee and Parent shall remain obligated to pay the Paying Agent, on behalf of the Company Stockholders and

Company Option Holders, the amounts, if any, payable under this Section 3.7 based on such modified definition of Earnout Sales less any amounts paid by the acquiring Person or any other party to the Paying Agent with respect to such Earnout Sales.

(g)        Earnout Reporting. After the Closing Date and until December 31, 2015, Parent shall deliver to the Stockholder Representative on, a quarterly basis within five (5) Business Days after filing of its quarterly and annual filings with the Securities Exchange Commission, a report setting forth in reasonable detail Earnout Sales of Earnout Products for each month during the immediately preceding quarterly period covered by such filing.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Parent and Merger Sub (except as disclosed in the Disclosure Schedules) that:

4.1.       Organization and Power; and Investments. The Company is a corporation validly existing and in good standing under Delaware Law, the jurisdiction of its incorporation. The Company is qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on the Company. The Company has all requisite corporate power and corporate authority to carry on its business as currently conducted. The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The Company does not own or control (directly or indirectly) any shares, partnership interest, joint venture interest, equity participation or other security or interest in any other Person. The Company Certificate and bylaws of the Company previously furnished to the Parent reflect all amendments thereto and are correct and complete.

4.2.        Authorization.

(a)        The execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of the Company; provided prior to the Closing, holders of shares of capital stock constituting the Required Stockholder Vote will have delivered valid stockholder consents approving this Agreement and the transactions contemplated hereby. The affirmative vote or consent of the holders of shares of capital stock constituting the Required Stockholder Vote is the only vote of the holders of any Company Capital Stock necessary under Delaware Law and the Company Certificate and bylaws of the Company to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and each of the other agreements contemplated hereby upon execution and delivery by the Company will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws relating to or limiting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b)        The Company Board has unanimously (a) determined that this Agreement and the consummation of the Merger are advisable, (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger and (c) recommended that the holders of the Company Capital Stock vote to approve and adopt this Agreement and the Merger.

(c)        The affirmative vote or consent of (a) the holders of a majority of the outstanding shares of Company Common Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis and (b) a majority of the outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis (the “Required Stockholder Vote”) are the only votes of the holders of any class or series of capital stock of the Company necessary under Delaware Law and the Company’s organizational documents to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

4.3.        Capitalization. The authorized capital stock of Company consists of 41,452,254 shares of Company Capital Stock, of which 21,000,000 shares are designated Company Common Stock, and 20,452,254 shares are designated Company Preferred Stock. With respect to the authorized Company Preferred Stock, 12,000,000 shares are designated Series A-1 Preferred Stock, 5,202,254 shares are designated Series A-2 Preferred Stock, and 3,250,000 shares are designated Series Z Preferred Stock. Section 4.3 of the Disclosure Schedules accurately sets forth the authorized and outstanding capital stock of the Company and the class and number of shares held by each holder of the capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable, and were not issued in violation of any Law or the preemptive rights or rights of first refusal created by statute, the Company Certificate or bylaws of Company or any agreement to which Company is a party or by which it is bound. As of the date of this Agreement, there were 2,559,131 shares of Company Common Stock reserved for issuance under Stock Option Plan, of which 1,570,586 shares of Company Common Stock were subject to outstanding Company Options and 988,545 shares of Company Common Stock were reserved for future option grants. Company has delivered to Parent or its advisors (or made available in a data room for review by Parent or its advisors) true and complete copies of Company’s standard form(s) of stock option agreement evidencing Company Options, as well as any stock option agreement evidencing Company Options that materially deviates from Company’s standard form, and each Stock Option Plan. Section 4.3 of the Disclosure Schedules accurately sets forth all of the issued and outstanding options (each, a “Company Option” and collectively, the “Company Options”) to acquire capital stock of the Company and the number of issued and outstanding Company Options held by each holder. The Company Options are duly authorized and were not issued in violation of any applicable Laws or the preemptive or similar rights of any Person. Except for this Agreement or as disclosed in Section 4.3 of the Disclosure Schedules, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights, rights to purchase, exchange rights, phantom stock or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. The allocations of consideration payable among Company Stockholders and Company Option Holders set forth on Schedule 4.3 and delivered to the Paying Agent by the Company comply with the Company Certificate.

4.4.        No Violation.

(a)        Except as set forth in Section 4.4(a) of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (i) violate or conflict with any provision of the Company Certificate or bylaws of the Company, (ii) assuming satisfaction of the requirements set forth in Section 4.4(b), materially violate any Law or Order to which the Company is subject or (iii) violate, breach or constitute a default under or give rise to a right of termination, modification, cancellation or acceleration of any right or obligation of the Company under, or result in the creation of a Lien or encumbrance on any of the properties or assets of the Company or require any notice or consent pursuant to, any provision of any agreement, contract, note, bond, mortgage, indenture, lease or other instrument, license, franchise, commitment, guarantee, purchase order, obligation or undertaking binding upon the Company or any license, franchise, Permit or other similar authorization held by the Company or otherwise cause such agreement to cease to be legal, valid, binding and enforceable and in full force and effect following the Closing.

(b)      The execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or other Person under the provisions of any Law (except as required under or in relation to the DGCL with respect to the filing of the Certificate of Merger).

4.5.      Financial Statements and Financial Data.    Section 4.5 of the Disclosure Schedules contains the following financial statements:

(a)      Interim Financial Statements.  The unaudited balance sheet of the Company as of April 30, 2012 and the related statements of income for the four-month period ended April 30, 2012 (the “Interim Financial Statements”). The unaudited balance sheet of the Company as of April 30, 2012 shall be referred to herein as the “Unaudited Balance Sheet”.

(b)      Annual Financial Statements.  The audited balance sheet of the Company as of December 31, 2011, December 31, 2010 and as of December 31, 2009 and the related audited statements of income and cash flows for the annual period then ended (the “Annual Financial Statements” and together with the Interim Financial Statements, the “Financial Statements”). The audited balance sheet of the Company as of December 31, 2011 shall be referred to herein as the “Audited Balance Sheet”.

(c)      Each of the foregoing Financial Statements (including in all cases the notes thereto, if any) has been prepared in accordance with GAAP consistently applied throughout the periods involved (subject, in the case of the Interim Financial Statements, to routine year-end adjustments that are not material to the Company and the absence of footnotes) and presents fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the date indicated and throughout the periods covered thereby.

(d)      Section 4.5 of the Disclosure Schedules sets forth, as of a recent date as set forth therein, an accurate aging (indicating accounts 30, 60 and 90 or more days past due) of all accounts receivable of the Company as of such date. The accounts and notes receivable of the Company (the “Accounts Receivable”) (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms consistent with the Company’s past practice, (ii) to the Knowledge of the Company, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms and are not subject to any set-off, counterclaim or other defense based on circumstances as of the date hereof, (iii) are not the subject of any claims by or on behalf of the Company and (iv) will be collectible in accordance with their terms at their recorded amounts, subject only to any reserve for doubtful accounts included in the calculation of the Closing Net Working Capital Amount, assuming that Parent uses at least the same level of effort to collect the Accounts Receivable as Parent uses to collect its other accounts and notes receivable.

(e)      The amount of the Company’s net operating losses are set forth in the Annual Financial Statements. The Company has provided the following information: the dates of issuances of each series of preferred stock of the Company (including series of preferred stock outstanding prior to the issuance of the Series A-1 Preferred Stock and Series A-2 Preferred Stock), the per share price at which such shares were issued and the number of shares of capital stock outstanding at the time of such issuance and all of such information is true, complete and correct. The Company has provided all documents in its possession or under its control that have been requested by Parent in connection with its review of net operating loss issues and such documents are true, complete and correct.

4.6.      Absence of Certain Developments.  Except as set forth in Section 4.6 of the Disclosure Schedules or as permitted or contemplated by this Agreement, since the date of the Annual Financial Statements, the Company has conducted its business in the ordinary course consistent with past practice, and there has not been:

(a)      any change in the assets, Liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse and operating losses incurred in the ordinary course of business;

(b)      any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, or business of the Company (as such business is presently conducted);

(c)      any waiver by the Company of a valuable right or of a material debt owed to it;

(d)      any satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted);

(e)      any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

(f)      any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)      any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h)      any resignation or termination of employment of any key officer of the Company;

(i)      any Lien created by the Company with respect to any of its material properties or assets, except Permitted Liens;

(j)      any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(k)      any declaration, setting aside or payment of any dividend or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

(l)      to the Company’s Knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted); or

(m)      any agreement or commitment by the Company to do any of the things described in this Section 4.6.

4.7.      Title to Properties.

(a)      Owned Real Property.  The Company does not own and had never owned any land, buildings, structures, easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral and water rights) (“Real Property”).

(b)      Leased Real Property.

(i)      Leased Real Property.  Section 4.7(b)(i) of the Disclosure Schedules sets forth a list of all leases of Real Property (including all amendments, guaranties and other agreements with respect thereto) to which the Company is a party (such property, the “Leased Real Property”) and the address of each parcel of Leased Real Property. Except as set forth in Section 4.7(b)(i) of the Disclosure Schedules, with respect to each of such leases, (A) such lease is legal, valid, binding and enforceable against the Company, and is in full force and effect; and (B) neither the Company nor, to the Company’s Knowledge, any other party to such lease, is in breach or default under such lease, and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute a breach or default or permit the termination or modification of, or acceleration of rent under, such lease.

(ii)      Sufficiency of Leased Real Property.    The Leased Real Property comprises all of the Real Property used in, or otherwise related to, the Company’s business; and Company is not a party to any agreement or option to purchase any Real Property or interest therein.

4.8.      FIRPTA.  The Company is not a “foreign person” within the meaning of Section 1445 of the Code, and is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

4.9.      Inventory.  Except as set forth in Section 4.9 of the Disclosure Schedules and to the extent of the Company’s obsolescence reserve in the Closing Balance Sheet, all inventory of the Company, whether or not reflected on the Unaudited Balance Sheet, has a useful shelf-life of at least twelve (12) months and consists of a quality and quantity usable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the Unaudited Balance Sheet.

4.10.    Title to Assets; Condition and Sufficiency of Assets.  The Company owns its property and assets free and clear of all Liens, except for (i) Permitted Liens, and (ii) such Liens described in Section 4.10 of the Disclosure Schedules. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any Liens. Except for reasonable wear and tear, the assets, buildings, structures and equipment of the Company currently used in the operation of the business are in good operating condition and repair and are adequate for the uses and purposes for which they are presently used and are sufficient for the conduct of the Company’s business as currently conducted.

4.11.     Contracts and Commitments.

(a)      Contracts and Commitments.  Section 4.11(a) of the Disclosure Schedules lists all of the following agreements, contracts, notes, bonds, mortgages, indentures, leases or other instruments, licenses, franchises, commitments, guarantees, purchase orders, obligations or undertakings, whether written or oral, to which the Company is a party and which are currently in effect:

(i)      contracts that provide for the purchase of goods or services, including license agreements, by the Company from any Person that contemplate the expenditure by the Company in excess of $25,000;

(ii)     contracts relating to the borrowing of money by the Company, to the granting by the Company of a Lien on any of its material assets, or any guaranty by the Company of any obligation in respect of borrowed money or otherwise;

(iii)    contracts continuing over a period of more than one year from the date thereof that are not terminable by the Company upon thirty (30) or fewer days’ notice without penalty;

(iv)    agreements with any employee, officer or consultant that require the Company to pay compensation to such employee, officer or consultant; and

(v)      powers of attorney executed on behalf of the Company.

(b)      No Breach, Etc.    Except as set forth in Section 4.11(b) of the Disclosure Schedules, (i) the Company has not breached any contract set forth in Section 4.11(a) of the Disclosure Schedules, and to the Company’s Knowledge, no contract set forth in Section 4.11(a) of the Disclosure Schedules has been materially breached in any respect or cancelled by the other party and has not been duly cured or reinstated, (ii) the Company is not in receipt of any written claim of default under any such contract, agreement or arrangement and (iii) to the Company’s Knowledge, no event has occurred that with the passage of time or the giving of notice or both would result in a material breach or default under any such contract, agreement, matter or arrangement. To the Company’s Knowledge, each contract and commitment listed in Section 4.11(a) of the Disclosure Schedules is valid, binding, in full force and effect, and enforceable against the Company and against the other party thereto and will continue to be legal, valid, binding, in full force and effect, and enforceable following the consummation of the transactions contemplated by this Agreement without obtaining any consent, including with respect to any deemed assignment or transfer, and without the payment of any penalties, special assessments, or other amounts as a result of the Company entering into this Agreement or the consummation of the transactions contemplated hereby. With respect to each contract and commitment listed in Section 4.11(a) of the Disclosure Schedules, the Company has delivered to the Parent a correct and complete copy of each written contract and commitment (as amended to date) and a written summary setting forth the terms and conditions of each oral contract and commitment.

4.12.     Patents and Other Intangible Rights.

(a)     Disclosure.  Section 4.12(a) of the Disclosure Schedules sets forth a complete and accurate list of all (i) patents and pending patent applications, registered trademarks and pending trademark applications, registered service marks and pending service mark applications, registered copyrights and pending copyright applications, trade names, domain names and material unregistered trademarks owned by the Company (collectively, along with the other Intellectual Property owned by the Company, the “Company Intellectual Property”) and (ii) material licenses and releases of rights to the Intellectual Property of others (collectively, the “Licensed Intellectual Property”) and assignments. The Company Intellectual Property and the Licensed Intellectual Property include all Intellectual Property necessary for operation of the Company Business, except as set forth in Section 4.12(d) of the Disclosure Schedules.

(b)      Title.  Except as set forth in Section 4.12(b) of the Disclosure Schedules, the Company owns full and unencumbered right to the Company Intellectual Property, free and clear of all Liens other than Permitted Liens and Liens described in Section 4.12(b) of the Disclosure Schedules. The Company has the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission all Licensed Intellectual Property. The inventorship named in each patent and patent application listed in Section 4.12(a) of the Disclosure Schedules is correct and complete. The Company Intellectual Property (other than Software and unregistered trademarks and trade names) identified on Section 4.12(a) of the Disclosure Schedules is validly registered, held and/or recorded in the name of the Company, and not subject to any pending cancellation or reexamination proceeding. No college, university or other educational or research institution or agency, Governmental Authority, or other organization which sponsored research and development conducted by the Company has any claim of right or license to, or ownership of, or other encumbrance upon the Company Intellectual Property. Each item of Company Intellectual Property and Licensed Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing.

(c)      Licenses.  All Intellectual Property licenses granted to the Company by third parties are in full force and effect and, to the Company’s Knowledge, enforceable in accordance with their terms, and no material default exists or is threatened thereunder by the Company, or to the Knowledge of the Company, by any other Person. The Company has not granted any right or license to any of the Company Intellectual Property to any Person.

(d)      No Infringement.  To the Knowledge of the Company, the Company Intellectual Property, Company Products and services and the Company Business as presently conducted and presently proposed to be conducted do not infringe or misappropriate or otherwise violate the valid Intellectual Property rights of any other Person. Except as set forth in Section 4.12(d) of the Disclosure Schedules, there is no Proceeding pending, or, to the Knowledge of the Company, threatened against the Company, and no third party is or has asserted in writing any claim against the Company (i) challenging or seeking to deny or restrict the rights of the Company in any Company Intellectual Property, or (ii) alleging that the Company or any employee or independent contractor or agent of the Company has infringed, misappropriated or otherwise violated any Intellectual Property right of any other Person. To the Knowledge of the Company, there is no fact or basis for any such claim, including those described in Section 4.12(d) of the Disclosure Schedules. The Company has never tendered a defense of any other Person for or against any claim related to any claim that any Company Intellectual Property infringed, misappropriated or otherwise violated any Intellectual Property right of any other Person. To the Company’s Knowledge, the Company is not making unlawful or unauthorized use of any Intellectual Property of any past or present employees, founders, consultants, or independent contractor of the

Company. The Company is not undertaking, or contemplating the undertaking of, any patent interference proceedings with respect to the Intellectual Property of any third party. To the Knowledge of the Company, no third party has infringed upon, misappropriated, or otherwise violated any Company Intellectual Property right. The Company has not sent any written notice to any Person alleging that such Person infringed upon, misappropriated or otherwise violated any Company Intellectual Property right.

(e)      Assignment of Rights.  All right, title and interest to the Company Intellectual Property conceived or developed by any employee, officer, independent contractor, consultant or other Person during the period of his, her or its employment, contracting, consulting or advisory relationship with the Company has been properly assigned to the Company.

(f)      Protection of Intellectual Property.

(i)      To the Company’s Knowledge, all Trade Secrets and other confidential information of the Company are not part of the public domain or public knowledge, nor, to the Knowledge of the Company, have they been used, divulged or appropriated for the benefit of any Person other than the Company or otherwise to the detriment of the Company. To the Company’s Knowledge, no employee or consultant of the Company has, without proper authorization, used any Trade Secrets or other confidential information or Intellectual Property of any third party in the course of their work for the Company.

(ii)     The Company has taken all commercially reasonable steps necessary to protect and maintain all Company Intellectual Property, other than certain patent or trademark applications the Company has decided to abandon. Section 4.12(f) of the Disclosure Schedules lists such applications that the Company has abandoned. The Company has taken all commercially reasonable steps necessary to preserve the confidentiality of all Company confidential information and Trade Secrets. Without limiting the foregoing, (i) each current and former employee of the Company, has assigned or otherwise transferred to the Company in writing all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such employee in any Intellectual Property arising from or directed to any activities in which such employee was engaged during its employment with the Company, (ii) each current and former consultant and independent contractor of the Company has assigned or transferred to the Company in writing all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such Person in any Intellectual Property arising from or directed to any activities it performed for the Company and (iii) each current and former employee, consultant and independent contractor that has had access to confidential information or Trade Secrets of the Company has entered into a confidentiality agreement with the Company which requires such Person to protect the confidential information and Trade Secrets of the Company, including source code.

(g)      Licensed Intellectual Property.    Section 4.12(g) of the Disclosure Schedules contains a complete and correct list of all Software owned by the Company or licensed to the Company (other than off the shelf, shrink wrap Software purchased for less than $1,000), specifying as to each such item, as applicable, the name of the owner, registered owner, jurisdiction of application and/or registration, application and/or registration number and date of application or registration.

(h)      Open Source.  None of the material Company Intellectual Property constitutes, incorporates, integrates, bundles or uses open source, or freeware software code or any modification or derivative work thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, source code of any Company Intellectual Property or purports to restrict the Company’s ability to charge for distribution or use of Software.

4.13.      Permits.  Except as set forth in Section 4.13 of the Disclosure Schedules, the Company owns or possesses all right, title and interest in and to all of the material Permits that are necessary to own and operate the business of the Company as presently conducted. The Company is in compliance with the material terms and conditions of such Permits and the Company has received no written notices that it is in violation of any of the terms or conditions of such Permits.

4.14.      Litigation; Proceedings.  Except as set forth in Section 4.14 of the Disclosure Schedules, there are no actions, suits, proceedings, hearings, orders, investigations, charges, complaints or claims (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company, any of its assets or the business of the Company.

4.15.      Compliance with Laws.  Except as set forth in Section 4.15 of the Disclosure Schedules, the Company is in compliance with each applicable Law relating to the Company or its business or properties, including, but not limited to, applicable Healthcare Laws and Information Laws. Except as set forth in Section 4.15 of the Disclosure Schedules, no written notice has been received by the Company from any Governmental Authority or any Person alleging a violation of or Liability under any applicable Law.

4.16.      Environmental Matters.  Except as set forth in Section 4.16 of the Disclosure Schedules, (a) the Company is in compliance with all Environmental Laws, (b) the Company has not received any written notice from any Governmental Authority regarding any violation of, or any Liability for property damage, penalties, response costs or investigatory or remedial obligations arising under, any Environmental Law with respect to the Leased Real Property or the operations of the Company and (c) the Company has not handled or Released any Hazardous Materials so as to give rise to any Liabilities for remedial obligations pursuant to Environmental Laws.

4.17.      Labor Matters.  The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s Knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s Knowledge, threatened, nor does the Company have Knowledge of any labor organization activity involving its employees. To the Company’s Knowledge, no officer or key employee, or any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company. To its Knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. Other than as contemplated by the Stock Option Plan or as set forth in Section 4.7 of the Disclosure Schedules, the Company is not a party to or bound by any currently effective separation, severance, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation or benefit agreement. Except as set forth in Section 4.17 of the Disclosure Schedules, the Company is current in its payments to its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees or upon any termination of the employment of any such employee.

4.18.     Employee Benefit Plans.

(a)      Section 4.18(a) of the Disclosure Schedules sets forth a true and complete list or description of each material employee benefit plan, arrangement, policy, program or agreement and any amendments or modifications thereof (including any stock purchase, stock option, stock incentive, severance, employment, change-in-control, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, pension and other agreements, programs, policies and arrangements), whether formal or informal, oral or written, whether or not subject to ERISA, which is currently in effect and sponsored, maintained, contributed to, or required to be contributed to by Company and, with respect to any such plans which are subject to Section 401(a) of the Code, any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of any person who performs or who has performed services for Company and with respect to which Company or any ERISA Affiliate has any material Liability or obligation (collectively, the “Company Benefit Plans”).

(b)      Except as set forth in Section 4.18(b) of the Disclosure Schedule, the Company has previously provided or made available to Parent true and complete copies of each of the Company Benefit Plans and each of the following (if applicable): (i) the most recent actuarial valuation report for each Company Benefit Plan, (ii) the most recent determination letter from the Internal Revenue Service (“IRS”) for each Company Benefit Plan, (iii) any summary plan description by the Company concerning the extent of the benefits provided under a Company Benefit Plan, (iv) any related trust agreement or other funding instrument, and (v) the Form 5500, including the attached schedules, required to have been filed with the IRS filed for the last three (3) plan years.

(c)      Neither the Company nor any ERISA Affiliate has ever maintained or is required to contribute to any Company Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law).

(d)      The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Company’s Knowledge, nothing has occurred that is reasonably likely to result in the revocation of such letter, except where the failure to so comply would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company.

(e)      The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable Laws. Company and each ERISA Affiliate are not in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of the Company Benefit Plans. Company has not engaged in, or participated in, any transaction which would be considered a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and to Company’s knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such “prohibited transaction” with respect to any Company Benefit Plan. Neither Company nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Benefit Plan. All contributions required to have been made by Company or any ERISA Affiliate to any Company Benefit Plan as of the date of this Agreement have been paid or accrued. Each Company Benefit Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Benefit Plan.

(f)      There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Company’s Knowledge, threatened with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would reasonably be expected to have a Material Adverse Effect on the Company.

4.19.     Absence of Undisclosed Liabilities.  Except as set forth in Section 4.19 of the Disclosure Schedules, the Company does not have any Liabilities or obligations other than (a) as reflected in the Interim Financial Statements (including the related notes thereto), (b) Liabilities incurred after the date of such Interim Financial Statements in the ordinary course of business, (c) contractual and other liabilities of a type not required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP to the extent that such contract liabilities exist under contracts are listed on Schedule 4.11, except that no representation is made with respect to contract liabilities under contracts not required to be listed under Section 4.11, and (d) Company Transaction Expenses.

4.20.     Tax Matters.

(a)      The Company has filed all Tax Returns as required by Law. These Tax Returns are correct and complete in all material respects. The Company has paid all Taxes due (whether or not shown on any Tax Return), except those contested by it in good faith that are listed in Section 4.20 of the Disclosure Schedules. The Company has not elected pursuant to the Code to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect on the Company. The Company has never had any Tax deficiency proposed or assessed against it and has not executed any waiver or extension of any statute of limitations on the assessment or collection of any Tax. None of the Company’s Tax Returns have ever been audited by any Taxing Authority, and no audit by any Taxing Authority of the Company’s Tax Returns is pending. Section 4.20 of the Disclosure Schedules lists all federal, state, local, and non-U.S. income Tax Returns filed with respect to the Company for taxable periods ending on or after December 31, 2005. The Company has delivered to Parent correct and complete copies of all federal, state, local and non-U.S. income Tax Returns of the Company filed since December 31, 2005. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. Since December 31, 2010, the Company has not incurred any Taxes other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, consultants, contractors, stockholders, creditors and other third parties the amount of all Taxes (including, but not limited to, income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

(b)      Except as set forth on Section 4.20 of the Disclosure Schedules, the Company is not a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, individually or collectively with any other such contracts, would reasonably be expected to give rise directly or indirectly to the payment of (i) any amount that would not be deductible pursuant to Section 280G of the Code (or any comparable provision of state or foreign Tax laws), or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any comparable provision of state or foreign Tax laws). The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein which could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to nor is it bound by any Tax allocation or sharing agreement. The Company (A) has not been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return and (B) has no Liability for the taxes of any Person other than the Company under Treasury Regulation Section 1.1502-6 (or any comparable provision of state or foreign Tax laws), as a transferee or successor, by contract or otherwise.

(c)      Section 4.20 of the Disclosure Schedules sets forth the following information with respect to the Company as to the date set forth therein: the amount of any net operating loss, net capital loss, unused investment or other credit, or unused foreign tax credit, and information, including dates amounts of all material changes in capitalization and the enterprise valuation on each such date, to determine the portion of any such net operating loss that is subject to limitation under Section 382 and 383 of the Code.

(d)      The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any:

(A)      change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B)      “closing agreement” as described in Section 7121 of the Code (or any comparable provision of state or foreign Tax laws) executed on or prior to the Closing Date;

(C)      installment sale or open transaction disposition made on or prior to the Closing Date;

(D)      prepaid amounts for the sale of Company Products received on or prior to the Closing Date; or

(E)      election under Section 108(i) of the Code.

(e)      The Company has not distributed stock of another Person and has not had its stock distributed by any other Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(f)      The Company has not been a party to any “reportable transaction” as defined in Section 6707(A)(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(g)      The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the United States.

(h)      The Company has not received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other Taxing Authority).

(i)      Except as set forth in Section 4.20(h) of the Disclosure Schedules, neither Company nor any of its subsidiaries is a party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder (unless such Contract complies with an exemption or exception to Code Section 409A). Neither Company nor any of its subsidiaries is a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A of the Code. Each nonqualified deferred compensation plan maintained or sponsored by Company or any of its subsidiaries (as defined in Section 409A(d)(1) of the Code) has since (i) January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1), and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code.

(j)      As of the Closing, the unpaid Taxes of the Company do not exceed the reserve for Tax Liabilities set forth on the Closing Balance Sheet.

4.21.     Insurance.  The Company has in full force and effect fire and casualty insurance policies sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. Section 4.21 of the Disclosure Schedules sets forth a list of all policies of fire, casualty, general liability, worker’s compensation, vehicular or other insurance held by the Company and all of such policies are in full force and effect, are from established insurers of recognized responsibility insuring against such losses and risks, are in coverage amounts customary for corporations engaged in a similar business with similar resources and provide insurance adequate to comply with all contracts of the Company and all applicable requirements of Law. The Company is not in default with respect to any material provision contained in any such policy and has not failed to give any notice or present any material claim of which it has notice under any such policy in a timely fashion. The Company has not received or given a notice of cancellation or nonrenewal with respect to any such policy and all premiums for such policies have been paid when due. Except as set forth in Section 4.21 of the Disclosure Schedules, none of such policies will be affected by, or terminate or lapse by reason of, any transaction contemplated by this Agreement or the transactions contemplated hereby.

4.22.     Related Party Transactions.    Except as set forth in Section 4.22 of the Disclosure Schedule, no employee, officer, or director of the Company (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director, member or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company, nor is the Company indebted to any of them. To the Company’s Knowledge, none of such Persons has any direct or indirect ownership or voting interest in any Person (including as a director or manager) with which the Company is affiliated or with which the Company has a business relationship, or any Person that competes with the Company, except that employees, officers, or directors of the Company and members of such Related Party’s immediate families may own stock in publicly traded companies that may compete with the Company. No Related Party or member of their immediate family is directly or indirectly interested in any contract set forth in Section 4.11(a) of the Disclosure Schedules.

4.23.     Books and Records.   In all material respects: the copies of the minute books of the Company provided to Parent are true and accurate copies; contain a complete summary of all meetings and actions of the Company Board and stockholders since the date of incorporation of the Company; and reflect all transactions referred to in such minutes accurately.

4.24.     Product Regulatory Review.  Section 4.24 of the Disclosure Schedules sets forth a true, complete and accurate list of the Company Products together with the status of each filing or application filed with the United States Food and Drug Administration (the “FDA”) and any other comparable foreign Governmental Authority with respect to the Company Products. Except as set forth on Schedule 4.24 of the Disclosure Schedules:

(a)      The Company Business is being conducted in substantial compliance with all medical device Laws, including (i) the federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), (ii) any comparable foreign Laws and (iii) state licensing, disclosure and reporting requirements

(b)      All such Company Products are being researched, developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under the FDCA and similar Laws and regulations applicable to such Company Products, including those relating to investigational use, premarket approval, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security. All pre-clinical and clinical investigations conducted or sponsored by the Company are being conducted in compliance in all material respects with all applicable Laws administered or issued by the applicable Governmental Authorities, including (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations and (ii) applicable FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 812 and 820 of the Code of Federal Regulations. The Company has not received any written information from the FDA or any other Governmental Authority with jurisdiction over the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of the Company Products which expressly threatened the denial of any application for marketing approval currently pending before the FDA or such other Governmental Authority.

(c)      As to each of the Company Products subject to the FDCA and the regulations of the FDA promulgated thereunder, or similar foreign Laws and regulations that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company, each such Company Product is being or has been developed, manufactured, tested, distributed and/or marketed in substantial compliance with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder, and similar foreign Laws and regulations, including those relating to investigational use, or marketing approval to market a Company Product, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security.

(d)      There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or threatened in writing by the FDA or any other Governmental Authority with respect to any of the Company Products, including any facilities where any such products are produced, processed, packaged or stored.

(e)      The Company has not received any written notice or other written communication that (i) the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance, premarket approval, CE marking, rights or other approval or request the recall of any Company Product or (ii) alleges any violation of applicable Law by the Company. The Company has not received any notice or other communication from the FDA or any other federal, state or foreign Governmental Authority (i) contesting the premarket approval of, the uses of or the labeling and promotion of any such product or (ii) otherwise alleging any violation by the Company of any Law, regulation or other legal provision applicable to any such Company Product.

(f)      Neither the Company, nor any officer, employee or agent of the Company, has made an untrue statement of a material fact or fraudulent statement to the FDA or other federal, state or foreign Governmental Authority performing similar functions or failed to disclose a material fact required to be disclosed to the FDA or such other federal, state or foreign Governmental Authority or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority by the Company and have been so filed, maintained or furnished. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no Liability exists with respect to such filing.

(g)      The Company has not applied for, and its business and activities with respect to such Company Product does not require, any approvals, clearances, authorizations, licenses and registrations required by the U.S. Federal Government or its agencies to permit the activities (including pre-clinical testing) undertaken by the Company to date (the “Activities to Date”) in jurisdictions where the Company currently conducts, in the past conducted or currently proposes to conduct such activities. The Company is in compliance with all applicable Laws, rules and regulations pertaining to the Activities to Date.

(h)      The studies, non-clinical laboratory studies, tests, preclinical trials, and clinical trials, if any, conducted by or on behalf of, or (if applicable) sponsored by, the Company were and, to the extent still pending, are being, conducted in accordance with experimental protocols, procedures and controls pursuant to, where applicable, standard medical and accepted professional scientific research procedures and standards. The Company has not received any notices or correspondence from the FDA or any other Governmental Authority exercising comparable authority requiring or requesting the termination, suspension or material modification of any such study, test or trial. The Company has no Knowledge of any other studies or tests the results of which are inconsistent with or otherwise call into question the results of the above referenced tests. The Company has operated and currently is in compliance with all applicable FDA rules and regulations and the Company has not received any notices or other correspondence from the FDA or any other Governmental Authority requiring the termination, suspension or modification of any of the above referenced feasibility, preclinical or clinical studies or tests.

4.25.     Products and Materials.

(a)      The Company has disclosed to Parent:

(i)        To the Knowledge of the Company, all sole sources of supply for any raw material, supply or component part required in connection with any of the Company Products or the Company Business, indicating the contractual arrangements for continued supply from each such Person, and whether practical alternative sources of supply are available on comparable terms and conditions;

(ii)       All locations at which assets, tangible and intangible, of the Company are located (including locations owned or controlled by third parties); and

(iii)      All locations at which any of the Company Products clinical or other trials (including observational studies) are being conducted.

(b)      The Company has granted access to, or made available to Parent a true, correct and complete copy of full documentation in the Company’s possession, relating to all present and past Company Products clinical or other human trials (including observational studies), consistent with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended, and other such laws governing privacy of human subjects.

(c)      Except as set forth in the Disclosure Schedules, with respect to any raw material, supply or component part for which the Company relies on a single source of supply, to the Company’s Knowledge, no facts or circumstances exist, that with the passage of time or notice, after the Closing, the Company would not be able to obtain such item(s) from the sole source supplier(s) on comparable terms and in reasonably sufficient amounts to conduct the Company Business in the ordinary course.

(d)      Section 4.25(d) of the Disclosure Schedules is a true, correct and complete list of the Machinery and Equipment as of the date of this Agreement, including, with respect to each item, the original cost, the acquisition date, the accumulated depreciation and the net book value of each such item.

(e)      Each of the Company Products manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties with respect to such product. To the Company’s Knowledge, the Company has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair of any of the Company Products or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Unaudited Balance Sheet. Section 4.25(e) of the Disclosure Schedules includes copies of the standard terms and conditions of sale for each of the Company Products (containing applicable guaranty, warranty, and indemnity provisions). None of the Company Products manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale forth in Section 4.25(e) of the Disclosure Schedules.

(f)      The Product Specifications and Manufacturing Documentation (a copy of which has been made available to Parent) is complete and accurate in all material respects. The Product Specifications and Manufacturing Documentation includes all data and know-how used or held for use by the Company to manufacture the Company Products and is current, accurate in all material respects, and sufficient in detail and content to identify and explain the designs, concepts and processes described therein and to permit a reasonably skilled person to manufacture any Company Product immediately following the Closing without requiring assistance or information from the Company or any other Person.

(g)      No Conflict Minerals are necessary to the functionality or production of or are used in the production of any product manufactured or contracted to be manufactured by the Company, or currently proposed to be manufactured by the Company or on its behalf in the future.

4.26.      Internal Controls.  The Company maintains accurate books and records reflecting their assets and Liabilities and maintain proper and adequate internal accounting controls which provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (c) access to the Company’s assets is permitted only in accordance with management’s authorization; (d) the reporting of the Company’s assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (e) accounts, notes and other receivables, inventory and payables are recorded accurately, and adequate procedures are implemented to effect the collection and payment thereof, as applicable, on a timely basis; and (f) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets. Except as set forth in Section 4.26 of the Disclosure Schedules, as of the date of this Agreement, (i) there are no deficiencies in the design or operation of the Company’s internal controls over financial reporting which could have an adverse effect in any respect on the Company’s ability to record, process, summarize and report consolidated financial data or material weaknesses in internal controls over financial reporting and (ii) there has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.

4.27.      Commercial Relationships.  Except as set forth in Section 4.27 of the Disclosure Schedules, no supplier that is material to the Company Business has terminated or adversely modified its relationship with the Company and the Company has not received nor does the Company have Knowledge that any material supplier intends to terminate or materially adversely modify such relationship, in any event since the date of the Interim Financial Statements.

4.28.      No Brokers.  Except as disclosed in Section 4.28 of the Disclosure Schedules, no Person is entitled to receive any brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of the Company.

4.29.      Indebtedness.  As of the date of this Agreement, all Indebtedness of the Company is listed in Section 4.29 of the Disclosure Schedules. Notwithstanding the foregoing, in no event will any item actually included in the computation of the final Closing Net Working Capital Amount or the final Closing Indebtedness amount that is not disclosed in Section 4.29 of the Disclosure Schedules be considered a breach of this Section 4.29.

4.30.      Anti-Bribery Laws.  The Company has not received any written communication from any Governmental Authority that alleges that the Company, or any current or former employee, agent, representative, sales person or consultant thereof, is or may be, in material violation of, or has, or may have, any material Liability under, Anti-Bribery Laws in relation to the Company’s Business, and, to the Knowledge of the Company, no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of the Company at any time during the past five years. The Company has no pending or anticipated disclosures to any Governmental Authority for potential violations of Anti-Bribery Laws. The Company has not, nor to the Company’s Knowledge has, any of their respective current or former officers, directors, employees, contractors, subcontractors, leased employees, consultants, agents or representatives, directly or indirectly, offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment payable to (i) any Person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not owned by a Governmental Authority), (ii) any political party or official thereof, (iii) any candidate for political office or political party office or (iv) any other Person affiliated with any such customer, political party or official or political office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or other Person affiliated with any such customer, political party or official or political office. For the purposes of this Section of the Agreement, “Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Anti-Kickback Act of 1986, the UK Bribery Act of 2010, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws (including any applicable written statements, requirements, directives or policies of any Governmental Authority) in any jurisdiction in which the Company has conducted its business. Except as set forth in Section 4.30 of the Disclosure Schedules, the Company has not sold, directly or indirectly, any Company Product to any foreign Person.

4.31.      No Other Representations and Warranties.  Except for the representations and warranties expressly set forth in this Article IV (as modified by the Disclosure Schedules), none of the Company, the Company Stockholders or any of their respective Affiliates or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to Parent as to the accuracy or completeness of any information regarding the Company, the Company Stockholders, the transactions contemplated by this Agreement or any other matter, and the Company disclaims any other representations or warranties, whether made by the Company, the Company Stockholders or any of their respective Affiliates, officers, directors, employees, agents or representatives. No statement in Article IV of this Agreement or in the Disclosure Schedules contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading as of the date hereof.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Each of the Parent and Merger Sub represents and warrants to the Company that:

5.1.       Organization and Power.    The Parent is a corporation validly existing and in good standing under the Laws of the State of Florida. Merger Sub is a corporation validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent and Merger Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder.

5.2.       Authorization.  The execution, delivery and performance by the Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Parent and Merger Sub, and this Agreement upon execution and delivery by the Parent and Merger Sub will constitute valid and binding obligations of both the Parent and Merger Sub, enforceable against both the Parent and Merger Sub in accordance with the terms hereof, except as the enforcement may be affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws relating to or limiting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

5.3.       Board Approval.  The respective boards of directors of the Parent and Merger Sub have (a) determined that this Agreement and the consummation of the Merger are advisable, and (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger. No other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize the Merger.

5.4.       No Violation.

(a)      The execution, delivery and performance by the Parent and Merger Sub of this Agreement and the consummation of each of the transactions contemplated hereby will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws (or similar governing documents) of either the Parent or Merger Sub, (ii) assuming satisfaction of the requirements set forth in Section 5.4(b), violate any Law or Order to which either the Parent or Merger Sub is subject or (iii) violate, breach or constitute a default under or give rise to a right of termination, modification, cancellation or acceleration of any right or obligation of either the Parent or Merger Sub under, or result in the creation of a Lien on any of the properties or assets of either the Parent or Merger Sub pursuant to, any provision of any agreement, contract, note, bond, mortgage, indenture, or lease or other instrument binding upon either the Parent or Merger Sub or any license, franchise, permit or other similar authorization held by the Parent or Merger Sub.

(b)      The execution, delivery and performance by the Parent or Merger Sub of this Agreement and the consummation of each of the transactions contemplated hereby will not require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or other Person under the provisions of any Law (except as required under or in relation to the DGCL with respect to the filing of the Certificate of Merger).

5.5.       Litigation.  There are no Actions pending or, to the Parent’s Knowledge, threatened against or affecting either the Parent or Merger Sub, at law or in equity, or before or by any Governmental Authority, domestic or foreign, which would adversely affect either the Parent’s or Merger Sub’s ability to consummate the Merger contemplated hereby.

5.6.      No Brokers.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of either the Parent or Merger Sub.

5.7.      No Business Activities of Merger Sub.  All of the outstanding capital stock of the Merger Sub is owned by the Parent. The Merger Sub is not a party to any contract and has not conducted any activities other than in connection with the organization of the Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. The Merger Sub has no Subsidiaries.

5.8.      Financing.  The Parent has sufficient cash on hand and available credit facilities to pay the Aggregate Consideration Amount hereunder and to pay all of its related fees and expenses.

5.9.      Acknowledgement of Parent.

(a)      Parent is an informed and sophisticated purchaser and has engaged expert advisors who are experienced in the evaluation of the business, assets, condition and operations of the Company, and has had such access to the personnel and properties of the Company as it deems necessary and appropriate to make such evaluation and purchase.

(b)      Parent acknowledges that it has conducted, to its satisfaction, an independent investigation and has agreed to enter into this Agreement based on its own inspection, examination and determination with respect to all matters and without reliance upon any representations, warranties, communications or disclosures of any nature other than those expressly set forth in Article IV of this Agreement (as modified by the Disclosure Schedules).

(c)      Except for the representations and warranties expressly set forth in this Article V (as modified by the Disclosure Schedules), none of the Parent or Merger Sub or any of their respective Affiliates or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to the Company or the Company Stockholders as to the accuracy or completeness of any information regarding Parent, Merger Sub, the transactions contemplated by this Agreement or any other matter, and the Parent and Merger Sub disclaim any other representations or warranties, whether made by the Parent, Merger Sub or any of their respective Affiliates, officers, directors, employees, agents or representatives. No statement in Article V of this Agreement or the Disclosure Schedules contains any untrue statement of a fact or omits to state any fact necessary to make the statements contained herein or therein not misleading as of the date hereof.

ARTICLE VI.

COVENANTS

6.1.      Commercially Reasonable Efforts.  From the date hereof and prior to the Closing Date, each of the parties will take all commercially reasonable efforts to take all actions and to do all things reasonably necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the conditions to Closing set forth in Article VIII). In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action; provided such covenant shall not be deemed to create any obligation on the part of Parent or Surviving Corporation or any of their respective Affiliates with respect to accomplishing any Earnout Sales or the further marketing or development of any Earnout Qualified Products other than as set forth in Section 3.7(e).

6.2.      Conduct of Company Business.  From the date hereof and prior to the Closing Date, the Company shall conduct its business only in the usual and ordinary course of business in accordance with the past practice, except (a) as consented to in writing by the Parent (which consent shall not be unreasonably withheld), (b) to the extent required to comply with any Law, (c) as set forth on any of the Disclosure Schedules hereto in the form that have been delivered by the Company on the date of this Agreement or (d) as otherwise contemplated by this Agreement. Without limiting the generality of the foregoing, from the date hereof and prior to the Closing Date, except (i) as consented to in writing by Parent, (ii) to the extent required to comply with any Law, (iii) as set forth in Section 6.3 of the Disclosure Schedules (and subject to any limitations on Section 6.3 of the Disclosure Schedules) or (iv) as otherwise contemplated by this Agreement, the Company shall not:

(a)      sell, lease, assign, license or transfer any of its assets, tangible or intangible, other than sales of Company Products in the ordinary course of business consistent with past practices of the Company, or mortgage, pledge or subject them to any Lien;

(b)      transfer, assign, or grant any license or sublicense of any of the Company Intellectual Property or any rights thereunder or abandon, dedicate to the public or fail to take action that may result in abandonment or dedication to the public of any of the Company Intellectual Property;

(c)      make, grant, promise, adopt, amend or modify any bonus or any wage or salary increase to any employee, officer or director, or make, grant or promise any other change in employment terms for any employee, officer or director, other than benefits or payments in accordance with the terms of any Company Benefit Plan as in effect as of the date hereof;

(d)      make any capital investment, expenditure or commitment (or a series of related capital investments, expenditures or commitments) or any loan to any Person;

(e)      declare, set aside or pay any dividend or distribution of cash or other property to any Company Stockholder with respect to its equity or purchase, redeem or otherwise acquire any of its equity or any warrants, options or other rights to acquire its equity, or make any other payments to any Company Stockholder;

(f)      issue, sell, or otherwise dispose of any of its capital stock (other than shares of Company Common Stock issued upon exercise of a Company Option or conversion of any share of Company Capital Stock);

(g)      make any change in any method of accounting or accounting practice, principle or method used by the Company;

(h)      make, change or revoke any election or method of accounting with respect to Taxes affecting or relating to the Company;

(i)      amend or authorize the amendment of its certificate of incorporation or bylaws;

(j)      merge, invest in, consolidate with or acquire the business of any other Person or acquire any property or assets of any other Person;

(k)      adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization;

(l)      settle or compromise any litigation;

(m)     enter into or otherwise become party to any contract, arrangement, commitment or understanding, other than sales agreements with respect to the Company’s sale of Company Products in the ordinary course of business and on terms and conditions consistent with past practices of the Company; or

(n)      commit or agree to do any of the foregoing.

6.3.       Access.  From the date hereof and prior to the Closing, subject to the provisions of the Confidentiality Agreement, the Company shall permit the Parent and Parent’s Affiliates, employees, agents, consultants, accountants and legal counsel to (a) have reasonable access to its premises, facilities, books and records (including Tax records) and all other documents or agreements pertaining to the Company or its business during normal business hours, and (b) visit and inspect any of its properties during normal business hours. The Company will cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate with the Parent and the Parent’s representatives in connection with such investigation and examination, and the Parent and its representatives will cooperate with the Company and its representatives and will use its commercially reasonable efforts to minimize any disruption to the business. The Parent hereby agrees that it is not authorized to and will not (and will not permit any of its employees, agents, representatives or Affiliates to) contact any supplier, distributor, customer or other material business relation of the Company prior to the Closing without the prior written consent of the Company.

6.4.       No Solicitation or Negotiation.  The Company will, and will cause its respective officers, directors, representatives and agents (including any investment banker, attorney or accountant retained by it) (collectively, “Company Representatives”) to, immediately cease any existing discussions or negotiations, if any, with any Person that may be ongoing with respect to an Acquisition Proposal. The Company will not, and will use its commercially reasonable efforts to cause its Company Representatives not to, directly or indirectly, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms of Article IX: (i) solicit, initiate or knowingly encourage an Acquisition Proposal, (ii) furnish or disclose to any Person non-public information with respect to an Acquisition Proposal, (iii) negotiate or engage in substantive discussions with any Person with respect to an Acquisition Proposal, or (iv) enter into any agreement (whether or not binding) or agreement in principle with respect to an Acquisition Proposal. As used in this Agreement: “Acquisition Proposal” means any proposal or offer made by any Person or Persons other than the Parent or any of its Affiliates relating to (A) any merger, consolidation or other business combination to which the Company is a party, (B) any sale, dividend, split or other disposition of any capital stock or other equity interests of the Company (except for issuances of shares of Company Common Stock upon exercise of a Company Option or conversion of any share of Company Capital Stock), (C) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction, (D) any sale, dividend or other disposition of all or a material portion of the assets of the Company (including by way of exclusive license or joint venture formation) or (E) any combination of the foregoing.

6.5.       Employee Benefit Plans.

(a)      As of the Closing Date Parent will (or will cause the Surviving Corporation to) continue the Company Benefit Plans, except as provided in Section 6.6, on substantially the same terms and at the same cost to the employees of the Company as in effect on the Closing Date through at least December 31, 2012.

(b)      In the event any Company employee first becomes eligible to participate under any employee benefit plans, programs and policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, personal time off plans or programs) of Parent (“Parent Benefit Plans”) on or prior to the first anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation or Merger Sub to: (i) use its commercially reasonable efforts to waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Company employee under any Parent Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Benefit Plan the Company employee participated in immediately prior to coverage under the Parent Benefit Plan; and (ii) use its commercially reasonable efforts to provide each Company employee with credit for any copayments and deductibles paid prior to Company employee’s coverage under any Parent Benefit Plan during the fiscal year in which such amount was paid, to the same extent such credit was given under the Company Benefit Plan the Company employee participated in immediately prior to coverage under the Parent Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Benefit Plan. The Surviving Corporation shall use its commercially reasonable efforts to recognize all service of each Company employee prior to the Effective Time for vesting and eligibility purposes (but not for benefit accrual purposes, other than for purposes of calculating vacation, sick leave, paid time off and severance benefits). In no event shall anything contained in this Section 6.5 result in any duplication of benefits for the same period of service.

(c)      Nothing in this Section 6.5 or Section 6.6 shall (i) be treated as an amendment of any Company Benefit Plan or any Parent Benefit Plan (or an undertaking to amend any such plan), (ii) prohibit Parent or the Surviving Corporation from amending, modifying or terminating any Company Benefit Plan after the Effective Time or Parent Benefit Plan pursuant to, and in accordance with, the terms thereof (except as may be required in Section 6.5(a) above) or (iii) confer any rights or benefits on any person other than the parties hereto.

  6.6.      Termination of 401(k) Plans.  Effective as of effective as of May 15, 2012, each of Company and any ERISA Affiliate shall terminate (or, if applicable, terminate its participating employer status under) any and all Company Benefit Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”). Company shall provide Parent with evidence that each 401(k) Plan has been terminated (or, if applicable, that Company has terminated its status as a participating employer in such plans) effective as of May 15, 2012, pursuant to resolutions of the Board of Directors of Company or such ERISA Affiliate, as the case may be; provided, however, that such termination may be made contingent upon the consummation of the transactions contemplated by this Agreement. The form and substance of such resolutions shall be subject to the prior review and approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed). Company shall take such other actions in furtherance of terminating (or terminating its participating employer status under) each 401(k) Plan as Parent may reasonably require. Employees who are participants in the Company 401(k) Plan will be allowed to rollover their distributions (including any outstanding plan loan that is not in default) from the Company 401(k) Plan into the Parent 401(k) Plan (to the extent such distributions are allowed pursuant to the Company 401(k) Plan).

6.7.       Stockholder Approval.  As soon as practicable after execution of this Agreement, and in any event on the date hereof:

(a)      Company shall use its reasonable best efforts to obtain the Required Stockholder Vote, pursuant to a written stockholder consent, all in accordance with Delaware Law and the Company Certificate or bylaws of Company. In connection with such written stockholder consent, Company shall submit to such stockholders the Soliciting Materials, which shall (i) include a solicitation of the approval of the holders of Company Capital Stock to this Agreement and the Merger, (ii) specify that adoption of this Agreement shall constitute approval by Company stockholders of the appointment of Mitchell Dann as Stockholder Representative, under and as defined in this Agreement, (iii) include a summary of the Merger and this Agreement, (iv) include all of the information required by applicable federal and state securities laws and the DGCL (with any information regarding Parent or the Subs being provided by Parent, for which Parent shall be solely responsible), and (v) include a statement that appraisal rights are available for Company Capital Stock pursuant to Section 262 of the DGCL and a copy of such Section 262. Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) shall be subject to review and approval by Parent prior to distribution, such approval not to be unreasonably withheld or delayed, and shall also include the unanimous recommendation of the board of directors of Company in favor of the Merger, this Agreement, and the transactions contemplated hereby.

(b)      Promptly upon receipt of written consents of its stockholders constituting the Closing Stockholder Vote, Company shall deliver notice of the approval of the Merger by written consent of Company’s stockholders, pursuant to the applicable provisions of the DGCL and Company Certificate and bylaws of the Company (the “Stockholder Notice”), to all holders of Company Capital Stock that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of Company and that appraisal rights are available for their Company Capital Stock pursuant to Section 262 of the DGCL (which notice shall include a copy of such Section 262), and shall promptly inform Parent of the date on which the Stockholder Notice was sent. Notwithstanding the foregoing, Company shall give Company stockholders sufficient notice to the effect that no stockholder will be able to exercise appraisal rights if such stockholder has not perfected such appraisal rights in accordance with Section 262 of the DGCL.

ARTICLE VII.

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

7.1.       Indemnification.

(a)      Indemnification Obligation.

(i)      Indemnification of Parent.  Subject to the limitations in this Section 7.1, from and after the Closing, each Company Stockholder and each Company Option Holder (each, a “Company Indemnifying Party”), each of whom shall be severally, and not jointly, liable only to the extent of each Company Indemnifying Party’s pro rata interest in the Escrow Amount shall indemnify and hold harmless the Parent, Merger Sub, the Surviving Corporation and their respective Affiliates, officers, directors, employees, stockholders, agents and representatives (each a “Parent Indemnitee” and collectively, the “Parent Indemnitees”) against any loss, Liability, fine, penalty, deficiency, damage or expense (including reasonable outside legal and accounting, and outside professional services expenses and costs, but excluding consequential, punitive, indirect, exemplary damages or any damages measured by lost profits or a multiple of earnings) (each a “Loss” or collectively, “Losses”) that any Parent Indemnitee suffers, sustains or becomes subject to as a result of:

(A)      any breach by the Company of any representation or warranty contained in Article IV of this Agreement;

(B)      any breach by the Company or the Stockholder Representative of any covenant or agreement contained in this Agreement;

(C)      any breach by the Stockholder Representative of any of its obligations to the Company Stockholders or Company Option Holders;

(D)      any failure to pay, to the extent not reserved for on the Closing Balance Sheet, any Tax accruing prior to the Effective Time or accruing as a consequence of the consummation of the transactions contemplated by this Agreement including, but not limited to, the Company’s share of FICA and Medicare taxes on any option payments made at or after the Effective Time; and

(E)      any Action brought against the Company, Surviving Corporation, Merger Sub, Parent or any of their respective Affiliates, directors, officers, employees, representatives or shareholders, by any Company Stockholder or Company Option Holder with respect to (i) such Company Stockholder or Company Option Holder’s ownership of or rights with respect to any equity securities of the Company, (ii) any issuance of any equity securities of the Company, (iii) the merger of the Company on March 11, 2010 in connection with the issuance of Series A-1 Preferred Stock, or (iv) the allocation of the merger consideration amongst any Persons pursuant to terms hereof.

(ii)      Indemnification of Company and Company Stockholders.  Subject to the limitations in this Section 7.1, from and after the Closing, the Parent shall indemnify the Company Stockholders and the Company Option Holders, and the officers, directors, employees, agents and representatives of the Company (each a “Company Indemnitee” and collectively, the “Company Indemnitees”) and hold each Company Indemnitee harmless against any Loss that any Company Indemnitee may suffer, sustain or become subject to, as a result of:

(A)      any breach by the Parent or Merger Sub of any representation or warranty contained in Article V of this Agreement, or

(B)      any breach by the Parent or Merger Sub of any covenant or agreement contained in this Agreement.

(b)      Indemnity Survival Dates.

(i)       Parent Indemnity Survival Date.    A Parent Indemnitee shall not be entitled to indemnification under Section 7.1(a)(i) unless a Claim Certificate is delivered by the claiming Parent Indemnitee to the Stockholder Representative on or before the Parent Indemnity Survival Date, it being understood that so long as such Claim Certificate is delivered on or prior to the Parent Indemnity Survival Date, such representations and warranties and covenants shall continue to survive until such matter is resolved. For purposes of this Agreement, the term “Parent Indemnity Survival Date” shall mean the Escrow Release Date except (A) the Parent Indemnity Survival Date for (1) any breach of any covenant of the Stockholder Representative, (2) any representations and warranties of the Company in Sections 4.1 (Organization and Power; and Investments), Section 4.2 (Authorization), and Section 4.5 (Capitalization), and (3) fraud or Intentional Breach (each a “Fraud Claim”) on the part of any Company Stockholder, Company Option Holder, the Company or the Stockholder Representative, shall be indefinite and a Parent Indemnitee may deliver a Claim Certificate with respect to such claims at any time and (B) the Parent Indemnity Survival Date for representations and warranties of the Company in the first sentence of Section 4.10 (Title to Assets), Section 4.20 (Tax Matters), and Section 4.22 (Related Party Transactions), shall be the date that is thirty days after the expiration of the applicable statutes of limitation (the Article IV sections referred to in (A) and (B) collectively, the “Fundamental Representations”). For purposes of this Agreement, “Intentional Breach” means a breach of any covenant or representation and warranty set forth in this Agreement that is a consequence of an act or failure to act by the breaching party with the actual knowledge of such breaching party that such act or failure to act would reasonably be likely to cause a breach of this Agreement.

(ii)      Company Indemnity Survival Date.  A Company Indemnitee shall not be entitled to indemnification under Section 7.1(a)(ii) unless a Claim Certificate is delivered by the claiming Company Indemnitee to the Parent on or before the Company Indemnity Survival Date, it being understood that so long as such Claim Certificate is delivered on or prior to the Company Indemnity Survival Date, such representations and warranties and covenants shall continue to survive until such matter is resolved. For purposes of this Agreement, the term “Company Indemnity Survival Date” shall mean the Escrow Release Date except the Company Indemnity Survival Date for any breach of any covenant or Fraud Claim on the part of Parent shall be indefinite and a Company Indemnitee may deliver a Claim Certificate with respect to such claims at any time.

(c)      Indemnification Limitations.        The indemnification provided for in Section 7.1(a)(i) above is subject to each of the following limitations:

(i)       Parent Indemnification Deductible.    No Parent Indemnitee shall be entitled to assert any claim for indemnification under Section 7.1(a)(i)(A) (other than with respect to (x) any Fraud Claim, (y) breach of the representation set forth in Section 4.5(e), or (z) breach of any Fundamental Representation) or Section 7.1(a)(i)(B) until such time as the aggregate of all Losses that Parent Indemnitees may have under these Sections exceed One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the “Parent Indemnification Deductible”), and then only for the amount by which such Losses exceed the Parent Indemnification Deductible.

(ii)      Parent Indemnification Cap.  Except for any breach of the Fundamental Representations or any Fraud Claim, the aggregate liability of the Company Indemnifying Parties for Losses indemnifiable under Sections 7.1(a)(i)(A), (B) and (C) shall not exceed at any time the balance of the Escrow Account, including the Escrow Amount and any earnings earned thereon in the Escrow Account (the “Parent Cap”); provided, however, that Losses incurred by any Parent Indemnitee arising out of or otherwise by virtue of any breach of any of the Fundamental Representations or a Fraud Claim shall not be subject to the Parent Cap and shall not count toward the attainment of the Parent Cap. For the avoidance of doubt, the parties agree and acknowledge that the Escrow Account shall be the exclusive source of funding to reimburse the Parent

Indemnitees for any Losses for which they are entitled to be indemnified pursuant to Section 7.1(a)(i), other than any breach of Section 7.1(a)(i)(D), any breach of any Fundamental Representation or any Fraud Claim.

(iii)     Not withstanding any other provision of this Agreement, no Parent Indemnitee shall be entitled to assert any claim for indemnification under Section 7.1(a)(i) for any failure to pay or collect sales or use tax related to the sale of Company Products prior to the Effective Time.

(d)      Procedures.

(i)       Promptly after the discovery by any Parent Indemnitee or Company Indemnitee (each, an “Indemnified Party”) of any Loss or Losses, claim or breach, that might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party obligated to provide indemnification under this Agreement (the “Indemnifying Party”) a certificate (a “Claim Certificate”) that:

(A)      states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(B)      specifies in reasonable detail, to the extent practicable and available, each individual item of Loss included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(ii)      If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall deliver a written notice to such effect to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate. Thereafter, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties within thirty (30) days of receipt of such Claim Certificate with respect to each of such claims to which the Indemnifying Party has objected. If the Indemnified Party and the Indemnifying Party agree with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Indemnified Party and the Indemnifying Party fail to agree as to any particular item or items or amount or amounts, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification.

(e)      Satisfaction of Claims.    To the extent that any Parent Indemnitee is entitled to indemnification for any Losses under Section 7.1(a)(i) with respect to any Fundamental Representations such indemnification payments shall be satisfied:

(i)       if there are funds remaining in the Escrow Account, the Seller Representative and Parent shall execute and cause a joint written direction (a “Joint Direction”) to be delivered to the Escrow Agent pursuant to the Escrow Agreement, which Joint Direction shall direct the Escrow Agent to make such payment out of the Escrow Account; or

(ii)      if and only if there are no funds available in the Escrow Account which are not subject to any claim made by the Surviving Corporation pursuant to the Escrow Account, then, at the sole option of Parent, (A) through the setoff or other reduction of any portion of the Earnout Payments, whether earned or unearned, by the amount of all or any portion of such Losses or (B) in cash, by wire transfer of immediately available funds, by the Company Stockholders and Company Option Holders, on a several, not joint basis, in accordance with the portion of the Merger Consideration received by such Company Stockholder or Company Option Holder.

Parent may delay the payment of any or all of the Earnout Payments in the event Parent determines in good faith that any Buyer Indemnitee has incurred or is reasonably likely to incur Losses which such Buyer Indemnitee is entitled to receive indemnification payments for under Section 7.1(a)(i) with respect to any Fundamental Representations and there are insufficient funds in the Escrow Account not subject to valid claims pursuant to the Escrow Agreement to satisfy such Losses; provided in no event shall any payment be delayed beyond the later of (x) 180 days after the date such payment is due or (y) if a claim related to such Losses is filed by any Party or any third party, five Business Days after the date of a final non-appealable judgment determining such payment is required to be paid to the Stockholder Representative.

(f)      Determination of Damages.    For purposes of Sections 7.1(a)(i) and 7.1(a)(ii) only: all references to “material,” “materially,” “material to the Company” or any terms used with similar meaning or effect in the Company’s representations and warranties in Article IV and any references to “Material Adverse Effect” contained in the Company’s representations and warranties in Article IV shall be taken into account solely for purposes of determining whether such representations or warranties have been breached or violated, but not for purposes of calculating the Loss resulting from such breach or violation or for purposes of determining whether the Parent Indemnification Deductible or the Parent Cap have been exceeded (it being agreed that, for both of such purposes of calculating the Loss and determining whether the Parent Indemnification Deductible or the Parent Cap have been exceeded, all such qualifications as to Material Adverse Effect and materiality contained in the Company’s representations and warranties shall be ignored).

(g)      Third-Party Claims.  With respect to any third-party claim that Parent believes, in good faith, may result in a demand by it for indemnification hereunder, the Stockholder Representative shall be entitled to participate, at his or her sole cost and expense, in any defense of such claim. Notwithstanding the immediately preceding sentence, Parent shall conduct and control such defense, but shall not settle any such claim without the consent of the Stockholder Representative, such consent not to be unreasonably withheld.

(h)      Net Recovery.    The amount of any Loss for which indemnification is provided under this Section 7.1 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss. The amount of any Loss claimed by any Indemnified Party hereunder shall be reduced to the extent the Indemnified Party recovers any amounts from third parties (including insurers) with respect to the matters relating to such Loss. If the amount to be netted hereunder from any payment required under this Section 7.1 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Section 7.1, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 7.1 had such determination been made at the time of such payment. No Losses may be claimed under Section 7.1(a)(i) or 7.1(a)(ii) by any Indemnified Party to the extent such Losses are included in the calculation of Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness or Company Transaction Expenses for purposes of determining the Aggregate Consideration Amount such that such Indemnified Party has already been compensated for such Losses.

(i)      Exclusive Remedy.    The parties each acknowledge and agree that, except as otherwise provided in this Agreement, the indemnification provisions in this Section 7.1 shall be the exclusive remedy with respect to claims made after the Closing that relate to the transactions contemplated by this Agreement, except for any Fraud Claim. Notwithstanding the foregoing, the parties may pursue injunctive relief for breach of any covenant or agreement contained herein.

7.2.       Expenses.  Except as otherwise set forth in this Agreement, each party to this Agreement shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), whether or not the transactions contemplated hereby are consummated.

7.3.       Transfer Taxes; Recording Charges.  Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne by Parent. The Parent shall cause the Surviving Corporation to prepare and file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges; provided, however, that the Stockholder Representative shall have the right to examine such Tax Returns and other documentation no less than five (5) Business Days prior to filing.

7.4.       Directors’ and Officers’ Indemnification and Insurance.

(a)      From and after the Effective Time, the Parent and the Surviving Corporation shall indemnify and hold harmless each Person who served as a director or officer of the Company on or before the Effective Time (the “D&O Indemnified Persons”) to the same extent they are currently indemnified and held harmless pursuant to the Company’s Articles of Incorporation, Bylaws or currently effective written agreement in connection with any acts or omissions of such D&O Indemnified Persons committed or omitted in their capacities as Company officers or directors prior to the Closing Date. All rights to indemnification and advancement conferred hereunder will continue as to an individual who has ceased to be a director or officer of the Company prior to the Effective Time and will inure to the benefit of such individual’s heirs, executors and personal and legal representatives. In connection with any determination as to whether the D&O Indemnified Persons, the Surviving Corporation and its board of directors shall act in good faith consistent with the undertakings set forth above.

(b)      From and after the Effective Time, the Parent and the Surviving Corporation will assume and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company and any D&O Indemnified Person providing for the indemnification of such D&O Indemnified Person.

(c)      Without limiting any of the obligations under paragraph (a) of this Section 7.4, the Parent agrees that all rights to indemnification and all limitations of liability existing in favor of the D&O Indemnified Persons as provided in the Company Certificate or bylaws of the Company as in effect as of April 15, 2012 and the date of this Agreement with respect to matters occurring on or prior to the Effective Time will survive the Merger and will continue in full force and effect thereafter, without any amendment thereto.

(d)      If the Parent or the Surviving Corporation or any of its successors or assigns will (i) consolidate with or merge into any other Person and will not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions will be made so that the successors and assigns of the Parent and the Surviving Corporation, as the case may be (including the Parent’s ultimate parent entity, if applicable), assume all of the obligations of the Parent and the Surviving Corporation set forth in this Section 7.4.

(e)      For a period of six years after the Effective Time, the Parent, at its sole cost and expense, shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (the “D&O Policy”) (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under the first sentence of this Section 7.4(e), the Surviving Corporation may purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than such policy, and in the event that the Surviving Corporation shall purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations of the Surviving Corporation under the first sentence of this Section 7.4(e) for so long as such “tail” policy shall be maintained in full force and effect.

(f)      This Section 7.4 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the D&O Indemnified Persons, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the D&O Indemnified Persons.

ARTICLE VIII.

CONDITIONS TO CLOSING

8.1.      Condition to the Obligations of the Company, the Parent and Merger Sub.  The respective obligations of the Company, the Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of, or waiver by such parties of, the following conditions on or before the Closing Date:

(a)      No Injunctions, Orders or Governmental Actions.  No (i) Law that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement shall have been enacted, adopted or promulgated and be in full force and effect, (ii) temporary restraining order, preliminary or permanent injunction or other order of a court of competent jurisdiction or other Governmental Authority which restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (an “Order”) shall have been issued, entered or enforced and be in effect and (iii) no Action or proceeding by a Governmental Authority seeking such an Order shall be pending; and

(b)      Company Stockholder Approval Minimum.  This Agreement shall have been duly approved and adopted by written consent of Company Stockholders representing the Required Stockholder Vote.

8.2.       Additional Conditions to the Obligations of the Company.    The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of, or waiver by the Company of, the following conditions on or before the Closing Date:

(a)      Accuracy of Representations and Warranties.  Each of the representations and warranties of the Parent and Merger Sub set forth in Article V that is qualified by reference to a materiality qualifier shall be true and correct in all respects and each of the representations and warranties of the Parent and Merger Sub not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article V), except that such representations and warranties that are made as of a specific date need only be true and correct as of such date;

(b)      Performance by Parent and Merger Sub.  The Parent and Merger Sub shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

(c)      Certified Documents.  The Parent and Merger Sub shall have delivered to the Company a certificate from an officer of each of the Parent and Merger Sub in a form reasonably acceptable to the Company, dated as of the Closing Date, delivering the following:

(i)      certified copies of the resolutions duly adopted by the respective boards of directors of the Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby;

(ii)      true and correct copies of the Parent’s and Merger Sub’s certificates of incorporation, together with all amendments in effect, certified by the Secretary of the State of Delaware, dated no more than five (5) Business Days prior to the Closing Date;

(iii)      true and correct copies of the Parent’s and Merger Sub’s bylaws, as amended and in effect as of the Closing Date; and

(iv)      a certificate of good standing from the Secretary of the State of Delaware with respect to the Parent and the Merger Sub, dated no more than five (5) Business Days prior to the Closing Date.

(d)      Certificate of Merger.  The Parent and Merger Sub shall have delivered a copy of the Certificate of Merger executed by Merger Sub;

(e)      Delivery of Payments.  The Parent shall have delivered the amounts described in Section 3.3; and

(f)      Escrow Agreement.  The Parent and Escrow Agent shall have delivered a copy of the Escrow Agreement executed by the Parent and the Escrow Agent.

8.3.       Additional Conditions to the Obligations of the Parent and Merger Sub.  The respective obligations of the Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of, or waiver by such parties of, the following conditions on or before the Closing Date:

(a)      Accuracy of Representations and Warranties.  Each of the representations and warranties of the Company set forth in Article IV that is qualified by reference to a materiality qualifier shall be true and correct in all respects and each of the representations and warranties of the Company not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article IV), except that such representations and warranties that are made as of a specific date need only be true and correct as of such date;

(b)      Performance by Company.  The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)      Certified Documents.  The Company shall have delivered to the Parent each of the following a certificate from an officer of the Company in a form reasonably acceptable to the Parent, dated as of the Closing Date, delivering the following:

(i)       a certified copy of the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby;

(ii)      a true and correct copy of the Company Certificate certified by the Secretary of State of Delaware, dated no more than five (5) Business Days prior to the Closing Date;

(iii)     a true and correct copy of the Company’s bylaws, together with all amendments in effect as of the Closing Date; and

(iv)     a certificate of good standing from the Secretary of the State of Delaware with respect to the Company, dated no more than five (5) Business Days prior to the Closing Date.

(d)      Certificate of Merger.    The Company shall have delivered a copy of the Certificate of Merger executed by the Company;

(e)      Required Consents.    The Company shall have delivered to Parent, in forms reasonably satisfactory to Parent, copies of all third-party consents and all authorizations, consents, approvals, exemptions or other actions by or notice to any Governmental Authority set forth in Schedule 8.3(e); and

(f)       Escrow Agreement.    The Company and Stockholder Representative shall have delivered a copy of the Escrow Agreement executed by the Company and the Stockholder Representative.

(g)      Legal Opinion.  An opinion from legal counsel to the Company, dated as of the Closing Date, in a form reasonably acceptable to the Parent.

(h)      Company Stockholder Approval.  This Agreement shall have been duly approved and adopted in a meeting or by written consent of Company Stockholders representing the Closing Stockholder Vote.

ARTICLE IX.

TERMINATION

9.1.      Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)      by mutual consent of the Parent, on the one hand, and the Company, on the other hand;

(b)      by the Parent, if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would cause a condition set forth in Sections 8.3(a) or 8.3(b) not to be satisfied, and such condition cannot reasonably be satisfied by the Termination Date;

(c)      by Parent if stockholders representing at least the Required Company Vote do not deliver valid written consents approving this Agreement and the Merger prior to 12:00 p.m., Central Time, on the date hereof;

(d)      by either the Parent, on the one hand, or the Company, on the other hand, if the Merger has not been consummated by May 31, 2012 (the “Termination Date”) (provided that the right to terminate this Agreement under this clause (d) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Merger to occur on or before such date); or

(e)      by either the Parent, on the one hand, or the Company, on the other hand, if any court or other Governmental Authority shall have issued, enforced or entered any final and non-appealable Order that is in effect and prohibits the consummation of the Merger, so long as the existence of any such Order is not due to a breach of this Agreement by the terminating party.

Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

9.2.       Termination Fee.  The Company shall pay to Parent (or its designee) a fee equal to Six Hundred Forty-Five Thousand and 00/100 Dollars ($645,000) (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that this Agreement is terminated pursuant to Section 9.1(c) and at the time of such termination stockholders representing at least the Required Company Vote shall have not delivered written consents approving this Agreement and the Merger.

9.3.       Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of the Company or the Parent (other than Section 6.2 (Press Releases and Public Announcements), Section 7.2 (Expenses), Article X (Miscellaneous) and this Section 9.2, which shall survive any such termination), except in the case of Intentional Breaches of this Agreement prior to the time of such termination.

ARTICLE X.

MISCELLANEOUS

10.1.        Amendment and Waiver.   Prior to the Effective Time, this Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement. From and after the Effective Time, this Agreement may only be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Parent and the Stockholder Representative; provided, further, however, that no such amendment, modification or waiver shall be made that has a material effect on a Company Stockholder or Company Option Holder that is disproportionate to the shares of Company Capital Stock held, or subject to a Company Option held, by such Person.

10.2.        Notices.    All notices, requests, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other party):

If to the Parent or Merger Sub, to:

CryoLife, Inc.
1655 Roberts Boulevard, NW
Kennesaw, Georgia 30144
Attention:	General Counsel
Facsimile:	(770) 462-0031

with a copy (which shall not constitute notice) to:

Womble Carlyle Sandridge, Rice, LLP
271 17th Street, NW
Suite 2400
Atlanta, Georgia 30363
Attention:	Clinton D. Richardson, Esq.
Facsimile:	(404) 888-7490

If to the Stockholder Representative:

Mitchell Dann
Sapient Capital Management
P.O. Box 1590
Wilson, Wyoming 83014
Telephone:	(307) 733-3806
Facsimile:	(307) 733-4630

with a copy (which shall not constitute notice) to:

Oppenheimer Wolff & Donnelly LLP
Attention:	Thomas A. Letscher, Esq.
Address:	Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, Minnesota 55402
Telephone:	(612) 607-7443
Facsimile:	(612) 607-7100

If, prior to Closing, to the Company:

Hemosphere, Inc.
Attention:	Chief Executive Officer
Address:	6545 City West Parkway
Eden Prairie, MN 55344
Telephone:	(952) 582-6900
Facsimile:	(952) 582-6956

with a copy (which shall not constitute notice) to:

Oppenheimer Wolff & Donnelly LLP
Attention:	Thomas A. Letscher, Esq.
Address:	Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, Minnesota 55402
Telephone:	(612) 607-7443
Facsimile:	(612) 607-7100

10.3.        Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto, other than by Parent, Merger Sub or the Surviving Corporation to (i) any institutional lender of any Affiliate of Parent or (ii) subject to Section to Section 3.7(f), any other Person.

10.4.        Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.5.        No Strict Construction.   The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.

10.6.        Captions.   The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.7.        No Third-Party Beneficiaries.  Except as otherwise expressly set forth in this Agreement, including as provided in Section 7.4 (which is intended for the benefit of the Company’s former and current officers and directors and other indemnitees, all of whom shall be third-party beneficiaries of these provisions), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company.

10.8.        Complete Agreement.   This Agreement and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10.9.        Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts. The exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes.

10.10.      Confidentiality.    Each of the Parent and Merger Sub acknowledges that confidential information provided to it by the Company, including information provided pursuant to Section 6.4, is subject to the terms of a confidentiality agreement dated March 11, 2012 between the Company and the Parent (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

10.11.      Interpretation.    References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including,” when used in this Agreement, shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any references to payments to be made hereunder or to dollars shall be made in and means United States dollars.

10.12.      Specific Performance.   Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably harmed in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.12 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

10.13.      Governing Law and Jurisdiction.    This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. To the extent permitted by Law, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state court or United States federal court, in either case sitting in the State of Minnesota, over any Action brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

10.14.      Waiver of Jury Trial.  Each of the parties to this Agreement hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

10.15.      Waiver of Conflict Regarding Representation; Non-Assertion of Attorney Client Privilege.

 (a)        Parent and Merger Sub waive and will not assert, and each agrees to cause the Surviving Corporation, to waive and to not assert, any conflict of interest arising out of or relating to the representation after the Effective Time (the “Post-Closing Representation”) of any Company Stockholder or Company Option Holder or Affiliate thereof, the Stockholder Representative, or any former officer, employee or director of the Company (any such Person, a “Designated Person”) in any matter or Action involving this Agreement, any agreements entered into pursuant hereto or the transactions contemplated hereby and thereby by Oppenheimer Wolff & Donnelly LLP or any other legal counsel currently representing the Company in connection with this Agreement, any agreements entered into pursuant hereto or the transactions contemplated hereby and thereby (the “Current Representation”).

 (b)        Parent and Merger Sub waive and will not assert, and each agrees to cause the Surviving Corporation, to waive and to not assert, any attorney-client privilege with respect to any communication between Oppenheimer Wolff & Donnelly LLP or any legal counsel, on the one hand, and any Designated Person, on the other hand, occurring during the Current Representation, including in connection with a dispute with Parent, and following the Closing, with the Surviving Corporation, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege will be retained by such Designated Person; provided that the foregoing waiver and acknowledgment and retention will not extend to any communication not involving this Agreement, any agreement entered into pursuant hereto or the transactions contemplated hereby and thereby, or to communications with any Person other than the Designated Persons and their advisors.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

CRYOLIFE, INC.

By:
	Name:	/s/ Steven G. Anderson

Title:	Chief Executive Officer

CL CROWN, INC.

By:
	Name:	/s/ Steven G. Anderson

Title:	Chief Executive Officer

HEMOSPHERE, INC.

By:
	Name:	/s/ Patrick Wethington

Title:	Chief Executive Officer

Acknowledged and Agreed

STOCKHOLDER REPRESENTATIVE

/s/ Mitchell Dann
Mitchell Dann, in his capacity as Stockholder
Representative

[Signature Page to Agreement and Plan of Merger]

List of Omitted Schedules and Exhibits

Exhibit A – Form of Tender and Voting Agreements

Exhibit B – Form of Escrow Agreement

Disclosure Schedule – Disclosure of various items related to Article IV of this Agreement

Schedule 1.1(gg)(1) – List of Hemosphere officers

Closing Date Schedule – Schedule regarding timeline for closing

Schedule 8.3(e) – List of certain Governmental Authorities

Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.